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                                                                   EXHIBIT 10.1




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                                U.S. $50,000,000



                                CREDIT AGREEMENT



                                  by and among



                          MORTON INDUSTRIAL GROUP, INC.



                                       and



                           CERTAIN OF ITS SUBSIDIARIES



                                       and



                          HARRIS TRUST AND SAVINGS BANK



                            individually and as Agent



                                       and



                                   the Lenders



                       which are or become parties hereto


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                          Dated as of January __, 1998

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                                TABLE OF CONTENTS

SECTION                                 HEADING                             PAGE

SECTION 1.          THE CREDITS...............................................1

   Section 1.1.       Revolving Credit........................................1
              (a)     Generally...............................................1
              (b)     Revolving Loans.........................................1
              (c)     Mandatory Conversion of Revolving Loans.................2
              (d)     Voluntary Conversion of Revolving Loans.................3
              (e)     Conversions Generally...................................3
   Section 1.2.       Term Credit.............................................3
   Section 1.3.       Letters of Credit.......................................4
              (a)     General Terms...........................................4
              (b)     Applications............................................4
              (c)     The Reimbursement Obligation............................5
              (d)     The Participating Interests.............................5
              (e)     Indemnification.........................................6
              (f)     Change in Laws..........................................7
   Section 1.4.       Manner and Disbursement of Borrowings...................7
              (a)     Generally...............................................7
              (b)     Reimbursement Obligation................................8
              (c)     Agent Reliance on Bank Funding..........................8
   Section 1.5.       Manner of Obtaining Letters of Credit...................8
   Section 1.6.       Appointment of Morton as Agent for Borrowers; Reliance
                      by Agent................................................9
              (a)     Appointment.............................................9
              (b)     Reliance................................................9

SECTION 2.          INTEREST AND CHANGE IN CIRCUMSTANCES......................9

   Section 2.1.       Interest Rate Options...................................9
   Section 2.2.       Minimum Amounts........................................10
   Section 2.3.       Computation of Interest................................10
   Section 2.4.       Manner of Rate Selection...............................11
   Section 2.5.       Change of Law..........................................11
   Section 2.6.       Unavailability of Deposits or Inability to Ascertain
                      Adjusted LIBOR.........................................11
   Section 2.7.       Taxes and Increased Costs..............................12




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   Section 2.8.       Change in Capital Adequacy Requirements................13
   Section 2.9.       Funding Indemnity......................................13
   Section 2.10.      Lending Branch.........................................14
   Section 2.11.      Lender's Duty to Mitigate..............................14
   Section 2.12.      Discretion of Lenders as to Manner of Funding..........15
   Section 2.13.      Replacement of Lender..................................15

SECTION 3.          FEES, PREPAYMENTS, TERMINATIONS, APPLICATIONS AND
                    NOTATIONS................................................16

   Section 3.1.       Fees...................................................16
   Section 3.2.       Voluntary Prepayments..................................17
   Section 3.3.       Mandatory Prepayments..................................17
   Section 3.4.       Terminations of Revolving Credit Commitments...........19
   Section 3.5.       Place and Application of Payments......................20
   Section 3.6.       Notations and Requests.................................21

SECTION 4.            COLLATERAL.............................................21

   Section 4.1.       Collateral.............................................21
   Section 4.2.       Guaranties.............................................22
   Section 4.3.       Further Assurances.....................................22

SECTION 5.            DEFINITIONS............................................22

   Section 5.1.       Definitions............................................22
   Section 5.2.       Interpretation.........................................35
   Section 5.3.       Change in Accounting Principles........................35

SECTION 6.            REPRESENTATIONS AND WARRANTIES.........................35

   Section 6.1.       Organization and Qualification.........................35
   Section 6.2.       Non-Borrowing Subsidiaries.............................36
   Section 6.3.       Margin Stock...........................................37
   Section 6.4.       Financial Reports......................................37
   Section 6.5.       Full Disclosure........................................37
   Section 6.6.       Good Title.............................................37
   Section 6.7.       Litigation and Other Controversies.....................38
   Section 6.8.       Taxes..................................................38
   Section 6.9.       Approvals..............................................38
   Section 6.10.      Affiliate Transactions.................................38



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   Section 6.11.      Investment Company.....................................38
   Section 6.12.      ERISA..................................................38
   Section 6.13.      Compliance with Laws...................................39
   Section 6.14.      Other Agreements.......................................39
   Section 6.15.      Merger Documents.......................................39

SECTION 7.          CONDITIONS PRECEDENT.....................................39

   Section 7.1.       All Advances...........................................39
   Section 7.2.       Initial Advance........................................40

SECTION 8.          COVENANTS................................................42

   Section 8.1.       Maintenance of Business................................42
   Section 8.2.       Maintenance of Property................................42
   Section 8.3.       Taxes and Assessments..................................42
   Section 8.4.       Insurance..............................................43
   Section 8.5.       Financial Reports......................................43
   Section 8.6.       Interest Coverage Ratio................................45
   Section 8.7.       Leverage Ratio.........................................45
   Section 8.8.       Net Worth..............................................45
   Section 8.9.       Fixed Charge Coverage Ratio............................45
   Section 8.10.      Capital Expenditures...................................45
   Section 8.11.      Indebtedness...........................................45
   Section 8.12.      Liens..................................................46
   Section 8.13.      Investments, Loans, Advances and Guaranties............47
   Section 8.14.      Leases.  (a) Sales and Leasebacks......................48
   Section 8.15.      Dividends and Certain Other Restricted Payments........48
   Section 8.16.      Mergers, Consolidations and Sales......................48
   Section 8.17.      Acquisitions...........................................49
   Section 8.18.      Maintenance of Subsidiaries............................50
   Section 8.19.      Formation of Subsidiaries..............................51
   Section 8.20.      ERISA..................................................51
   Section 8.21.      Compliance with Laws...................................51
   Section 8.22.      Burdensome Contracts With Affiliates...................51
   Section 8.23.      Changes in Fiscal Year.................................51
   Section 8.24.      Change in the Nature of Business.......................52
   Section 8.25.      Use of Loan Proceeds...................................52

SECTION 9.          EVENTS OF DEFAULT AND REMEDIES...........................52




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SECTION 10.         THE AGENT................................................55

   Section 10.1.      Appointment and Authorization..........................55
   Section 10.2.      Rights as a Lender.....................................55
   Section 10.3.      Standard of Care.......................................55
   Section 10.4.      Costs and Expenses.....................................56
   Section 10.5.      Indemnity..............................................56

SECTION 11.         JOINT AND SEVERAL LIABILITY AND GUARANTIES...............57

   Section 11.1.      Joint and Several Liability and Guaranties.............57
   Section 11.2.      Guaranty Unconditional.................................57
   Section 11.3.      Discharge Only Upon Payment in Full; Reinstatement
                      in Certain Circumstances...............................58
   Section 11.4.      Waivers................................................58
   Section 11.5.      Limit on Recovery......................................59
   Section 11.6.      Stay of Acceleration...................................59
   Section 11.7.      Benefit to Guarantors..................................59
   Section 11.8.      Guarantor Covenants....................................59

SECTION 12.         MISCELLANEOUS............................................59

   Section 12.1.      Holidays...............................................59
   Section 12.2.      No Waiver, Cumulative Remedies.........................59
   Section 12.3.      Waivers, Modifications and Amendments..................60
   Section 12.4.      Costs and Expenses.....................................60
   Section 12.5.      Documentary Taxes......................................61
   Section 12.6.      Survival of Representations............................61
   Section 12.7.      Survival of Indemnities................................61
   Section 12.8.      Notices................................................61
   Section 12.9.      Headings...............................................61
   Section 12.10.     Severability of Provisions.............................61
   Section 12.11.     Counterparts...........................................62
   Section 12.12.     Binding Nature, Governing Law, Etc.....................62
   Section 12.13.     Entire Understanding...................................62
   Section 12.14.     Participations.........................................62
   Section 12.15.     Assignment Agreements..................................62
   Section 12.16.     Confidentiality........................................63

Signature....................................................................65





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Exhibit A    --    Revolving Credit Note
Exhibit B    --    Term Credit Note
Exhibit C    --    Mandatory Conversion Term Note
Exhibit D    --    Voluntary Conversion Term Note
Exhibit E    --    Compliance Certificate
                   Attachment to Compliance Certificate
Exhibit F    --    Notice of Payment Request
Exhibit G    --    Guaranty
Exhibit H    --    Opinion of Counsel
Schedule 6.2     --   Subsidiaries




















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                          MORTON INDUSTRIAL GROUP, INC.

                                CREDIT AGREEMENT



To Each of the Lenders Signatory Hereto


Ladies and Gentlemen:

         The undersigned, Morton Metalcraft Co., an Illinois corporation ("Morton"), and Morton Metalcraft Co. of North Carolina, a North Carolina corporation ("Morton North Carolina") (Morton and Morton North Carolina being hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower") apply to you for your several commitments, subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the "Revolving Credit") and a term credit (the "Term Credit") in each case available to the Borrowers, all as more fully hereinafter set forth. The undersigned, Morton Industrial Group, Inc., a Georgia corporation (the "Parent"), executes and delivers this Agreement to confirm certain of its agreements made in connection with the extension of such credit to the Borrowers.




SECTION 1.               THE CREDITS.

           Section 1.1.    Revolving Credit.

           (a) Generally. Subject to the terms and conditions hereof, each Lender severally agrees to extend credit to the Borrowers on a revolving basis under the Revolving Credit which may be availed of by each and any Borrower from time to time, and borrowings thereunder may be repaid and used again, during the period from the date hereof to and including the Termination Date, at which time the commitments of the Lenders to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit which each Lender agrees to extend to the Borrowers, taken together, shall not exceed its Revolving Credit Commitment. The Revolving Credit may be utilized by each and any Borrower in the form of Revolving Loans and Letters of Credit, all as more fully hereinafter set forth; provided, however, that the aggregate amount of Revolving Loans and L/C Obligations outstanding at any one time from all the Borrowers, taken together, shall not exceed the Revolving Credit Commitments then in effect. For all purposes of this Agreement, where a determination of the unused or available amount of the Revolving Credit Commitments is necessary, the Revolving Loans and L/C Obligations shall be deemed to utilize the Revolving Credit Commitments then in effect. The obligations of the Lenders hereunder are several and not joint, and no Lender shall under any circumstances be

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obligated to extend credit under the Revolving Credit in excess of its
Revolving Credit Commitment.

           (b) Revolving Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by each and any Borrower in the form of loans (individually a "Revolving Loan" and collectively the "Revolving Loans"). Each Revolving Loan by the Lenders shall be in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000, except to the extent
Section 2 provides otherwise in the case of LIBOR Portions. Each Revolving Loan shall be made pro rata by the Lenders in accordance with the amounts of their respective Percentages. Each advance made by a Lender of its pro rata share of each Revolving Loan shall be evidenced by the same Revolving Credit Note of the Borrowers (individually, for each Lender, its "Revolving Credit Note" and collectively, for all the Lenders, their "Revolving Credit Notes"), jointly and severally, payable to the order of such Lender in the amount of its Revolving Credit Commitment, with each Revolving Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit A. Each Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as provided in Section 2 hereof and be expressed to mature on the Termination Date. Without regard to the principal amount of each Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrowers on account thereof shall be the sum of all advances then or theretofore made thereon less all payments of principal actually received.

           (c) Mandatory Conversion of Revolving Loans. If the aggregate unpaid principal balance of Revolving Loans shall exceed $15,000,000 for at least three
(3) consecutive days during any fiscal quarter prior to the Termination Date, then $10,000,000 of the Revolving Loans outstanding (or such lesser amount of the Revolving Loans as may then be outstanding) as of the close of the next succeeding fiscal quarter shall as of such day be automatically converted (such conversion to be made ratably among the Lenders in accordance with their Percentages) into a term loan (a "Mandatory Conversion Term Loan") such that each Lender shall be deemed to have made a pro rata share of such Mandatory Conversion Term Loan in the amount of such Lender's Percentage of the Revolving Loans so converted; provided, however, that (i) unless the Required Lenders otherwise agree in their discretion, no such conversion shall occur if any Default or Event of Default shall have occurred and be continuing and (ii) once $20,000,000 of Revolving Loans have been converted (whether as a result of voluntary or mandatory conversions), no further conversions of the Revolving Loans shall be required by this Section. Each Lender's pro rata share of each Mandatory Conversion Term Loan shall be made against and evidenced by a separate Term Loan Note of the Borrowers (individually a "Mandatory Conversion Term Note" and collectively the "Mandatory Conversion Term Notes"), jointly and severally, one such Note per Lender for each Mandatory Conversion Term Loan, payable to the order of such Lender in an amount equal to such Lender's Percentage of the Revolving Loans so





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converted,  each  Mandatory  Conversion  Term  Note  to be  in  the  form  (with appropriate insertions) attached hereto as Exhibit C. Each Mandatory Conversion Term Note shall be expressed to mature in consecutive quarterly installments equal (except for the last such installment) to 1/28th of the principal amount of the Mandatory Conversion Term Loan evidenced thereby, commencing on the first close of a calendar quarter following the date on which the relevant Revolving Loans were converted and continuing on the last day of each and every calendar quarter thereafter, but with the final payment of both principal and interest, if not sooner paid, due on the Termination Date.

           (d) Voluntary Conversion of Revolving Loans. Any time during the period from the date hereof to the Termination Date, upon five (5) Business Days' prior written notice to the Agent (which shall promptly so inform the Lenders), Morton (which is acting on behalf of the Borrowers pursuant to Section
1.6 hereof) may elect to convert all or any part (but if in part, then in an minimum amount of $5,000,000 or such greater amount which is an integral multiple of $1,000,000 and such conversion to be made ratably as among the Lenders in accordance with their Percentages) of the then outstanding Revolving Loans to a term loan (individually a "Voluntary Conversion Term Loan") (the Mandatory Conversion Term Loans and Voluntary Conversion Term Loans being hereinafter referred to collectively as "Conversion Term Loans" and individually as a "Conversion Term Loan") such that each Lender shall be deemed to have made a pro rata share of such Voluntary Conversion Term Loan in the amount of such Lender's Percentage of the amount of Revolving Loans so converted; provided, however, that (i) no such conversion shall be permitted if any Default or Event of Default shall have occurred and be continuing and (ii) no such conversion shall be permitted unless at least one Mandatory Conversion Term Loan shall have been made. Each Lender's share of a Voluntary Conversion Term Loan shall be made against and evidenced by a separate Term Loan Note of the Borrowers (individually a "Voluntary Conversion Term Note" and collectively the "Voluntary Conversion Term Notes") (the Mandatory Conversion Term Notes and the Voluntary Conversion Term Notes being hereinafter referred to collectively as the "Conversion Term Notes" and individually as a "Conversion Term Note"), jointly and severally, one such Note per Lender for each Voluntary Conversion Term Loan, payable to the order of such Lender in an amount equal to such Lender's Percentage of the Revolving Loans so converted, each Voluntary Conversion Term Note to be in the form (with appropriate insertions) attached hereto as Exhibit
D. Each Voluntary Conversion Term Note shall be expressed to mature in consecutive quarterly installments equal (except for the last such installment) to 1/28th of the principal amount of the Voluntary Conversion Term Loan evidenced thereby, commencing on the first close of a calendar quarter to follow the date on which the relevant Revolving Loans were converted and continuing on the last day of each and every calendar quarter thereafter, but with the final payment of both principal and interest, if not sooner paid, due on the Termination Date.


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           (e) Conversions Generally. The principal amount of each Conversion
Term Loan shall concurrently and permanently reduce by like amount the Revolving Credit Commitments and hence the credit available under such Commitments, and no amount repaid or prepaid on any Conversion Term Loan may be borrowed again. The Lenders' respective shares of each Conversion Term Loan, and share of the related concurrent reduction by like amount of the Revolving Credit Commitments, shall be ratable in accordance with their respective Percentages.

             Section 1.2. Term Credit. Subject to all of the terms and conditions hereof, the Lenders severally agreed to make a term loan (the "Term Credit Loan") to the Borrowers under the Term Credit in an amount not to exceed their Term Credit Commitments. The Term Loan shall be disbursed in a single advance made, if at all, on or before January 31, 1998, at which time the commitments of the Lenders to make the Term Loan shall expire. Each Lender shall advance a pro rata share of the Term Loan in accordance with the amounts of their respective Percentages. Each Lender's pro rata share of the Term Loan shall be evidenced by a Term Loan Note of the Borrowers (individually a "Term Credit Note" and collectively the "Term Credit Notes") (the Conversion Term Notes and the Term Credit Notes being hereinafter referred to collectively as the "Term Notes" and individually as a "Term Note") payable to the order of such Lender in the amount of its pro rata share of the Term Loan, each Term Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit
B. Each Term Credit Note shall be expressed to mature in twenty-four (24) installments commencing on March 31, 1998 and continuing on the last day of each calendar quarter occurring thereafter to and including September 30, 2003, with the final installment due on December 31, 2003, with the principal installments on the Term Credit Notes to aggregate $500,000 per installment through and including December 31, 1999, $625,000 per installment thereafter and through and including December 31, 2001, $750,000 per installment thereafter and through and including September 30, 2003 and with the final principal installment on all the Term Credit Notes to aggregate in an amount equal to all principal and interest not sooner paid, and with the amount of each installment due on the Term Credit Note held by each Lender to be equal to such Lender's Percentage of such installment.

             Section 1.3.    Letters of Credit.

           (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, the Agent shall issue standby and commercial letters of credit (each a "Letter of Credit") for the account of each and any Borrower in U.S. Dollars in an aggregate undrawn face amount up to the amount of the L/C Commitment as then in effect; provided, however, that the aggregate L/C Obligations at any time outstanding shall not exceed the difference between the Revolving Credit Commitments in effect at such time and the aggregate principal amount of Revolving Loans then outstanding. Each Letter of Credit shall be issued by the Agent, but each






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Lender  shall be  obligated to  reimburse  the Agent for its  Percentage  of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in accordance with each Lender's Percentage.

           (b) Applications. At any time before the Termination Date, the Agent shall, at the request of Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof), issue one or more Letters of Credit for the account of any one or more of the Borrowers, in a form satisfactory to the Agent, in an aggregate face amount as set forth above, upon the receipt of an application for the Letter of Credit in the form customarily prescribed by the Agent duly executed by each Borrower for whose account such Letter of Credit was issued (each an "Application"). Each Letter of Credit issued hereunder which is a standby letter of credit shall expire not later than the earlier of (i) twelve
(12) months from the date of issuance and each renewal or (ii) the Termination Date. Each Letter of Credit issued hereunder which is a commercial letter of credit shall expire not later than the earlier of (i) one hundred eighty (180) days from the date of issuance and each renewal or (ii) the Termination Date. The current forms of the Agent's Applications for standby and commercial Letters of Credit attached hereto as Schedule 1.3 (Standby) and Schedule 1.3 (Commercial), respectively. The Agent shall provide at least one of the Borrowers and each Lender with copies of any new form of Application that may, from time to time, be adopted by the Agent. Notwithstanding anything contained in any Application to the contrary (i) the Borrowers shall be jointly and severally liable for all obligations in respect of each Letter of Credit, (ii) the Borrowers' obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in Section 3.1(b) hereof, (iii) except during the continuance of an Event of Default, the Agent will not call for the funding by the Borrowers of any amount under a Letter of Credit, or any other form of collateral security for the Borrowers' obligations in connection with such Letter of Credit, before being presented with a drawing thereunder, and (iv) if the Agent is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrowers' obligation to reimburse the Agent for the amount of such drawing shall bear interest (which the Borrowers hereby promise, jointly and severally, to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2-1/4% plus the Domestic Rate from time to time in effect. The Agent will promptly notify the Lenders of each issuance by it of a Letter of Credit. If the Agent issues any Letters of Credit with expiration dates that are automatically extended unless the Agent gives notice that the expiration date will not so extend beyond its then scheduled expiration date, the Agent will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date (i) the expiration date of such Letter of Credit if so extended would be after the Termination Date, (ii) the Revolving Credit Commitments have been terminated or (iii) an Event of Default exists and the Required Lenders have given the Agent instructions not to so permit the extension of the expiration date of such Letter of Credit. The




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Agent agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrowers subject to the conditions of Section 7 and the other terms of this
Section 1.3. Without limiting the generality of the foregoing, the Agent's obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the conditions of Section 7 and the other terms of this Section
1.3 and the Agent will not issue, amend or extend the expiration date of any Letter of Credit if any Lender notifies the Agent of any failure to satisfy or otherwise comply with such conditions and terms and directs the Agent not to take such action.

           (c) The Reimbursement Obligation. Subject to Section 1.3(b) hereof, the obligation of a Borrower to reimburse the Agent for all drawings under a Letter of Credit issued for such Borrower's account (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the Agent's principal office in Chicago, Illinois by no later than 12:30 p.m. (Chicago time) on the date when such drawing is paid or, if drawing was paid after 11:30 a.m. (Chicago time), by the end of such day. If the relevant Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below.

           (d) The Participating Interests. Each Lender (other than the Lender then acting as Agent in issuing Letters of Credit), by its acceptance hereof, severally agrees to purchase from the Agent, and the Agent hereby agrees to sell to each such Lender (a "Participating Lender"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Agent. Upon any failure by a Borrower to pay any Reimbursement Obligation in respect of a Letter of Credit issued for such Borrower's account at the time required on the date the related drawing is paid, as set forth in Section 1.3(c) above, or if the Agent is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit F hereto from the Agent to such effect, if such certificate is received before 1:00 p.m. (Chicago time), or not later than the following Business Day, if such certificate is received after such time, pay to the Agent an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the Agent to the date of such payment by such Participating Lender at a rate per annum equal to (i) from the date the related payment was made by the Agent to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and



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(ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Domestic Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Agent retaining its Percentage as a Lender hereunder.

         The several obligations of the Participating Lenders to the Agent under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting the Borrowers' joint and several obligations under each Application for a Letter of Credit issued for any Borrower's account, to the extent such Borrower is relieved from its obligation to reimburse the Agent for a drawing under a Letter of Credit because of the Agent's gross negligence or willful misconduct in determining that documents received under the Letter of Credit comply with the terms thereof) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any one or more of the Borrowers, the Agent, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever. The Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Lender arising outside this Agreement.

           (e) Indemnification. Each Participating Lender shall, to the extent of its respective Percentage, indemnify the Agent (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Lenders under this Section 1.3(d) and all other parts of this
Section 1.3 shall survive termination of this Agreement and of all other L/C Documents.

           (f) Change in Laws. If the Agent or any Lender shall determine in good faith that any change in any applicable law, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Agent or such Lender (whether or not having the force of law), shall:

                   (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against the Letters of Credit, or the Agent's or such Lender's or the liability of any Borrower with respect thereto; or

                  (ii) impose on the Agent or such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, the Applications or the Letters of Credit;

and the Agent or such Lender shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Agent or such Lender of issuing, maintaining or participating in the Letters of Credit hereunder (without benefit of, or credit for, any prorations, exemptions, credits or other offsets available under any such laws, regulations, guidelines or interpretations thereof), then the Borrowers shall pay on demand to the Agent or such Lender from time to time as specified by the Agent or such Lender such additional amounts as the Agent or such Lender shall determine are sufficient to compensate and indemnify it for such increased cost in respect of each such Letter of Credit; provided, however, that the Borrowers shall not be obligated to pay any such amount or amounts to the extent such additional cost was incurred or paid by such Lender more than sixty (60) days prior to the date of the delivery of the certificate referred to in the immediately following sentence (nothing herein to impair or otherwise affect the Borrowers' liability hereunder for costs subsequently incurred or paid by such Lender).

             Section 1.4. Manner and Disbursement of Borrowings. (a) Generally. Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on any Business Day of each request for a Loan, in each case specifying the type of Loan (whether a Revolving Loan or a Term Credit Loan) which is to be made, the Borrower to which the proceeds of such Loan are to be disbursed (in the case of a Loan of a Revolving Loan), the amount of such Loan and the date such Loan is to be made. The Agent shall promptly notify each Lender of the Agent's receipt of each such notice. Each Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Company has otherwise timely elected as provided in Section 2 hereof. Not later than 12:00 noon (Chicago time) on the date specified for any Loan to be made by a Lender hereunder, such Lender shall make the proceeds of its pro rata share of such Loan available to the Agent in Chicago in immediately available funds. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the relevant Borrower at the principal office of the Agent in Chicago, Illinois, in immediately available funds, upon receipt by the Agent from each Lender of its pro rata share of such Loan.

           (b) Reimbursement Obligation. In the event the Company fails to give notice pursuant to Section 1.4(a) above of a Revolving Loan equal to the amount of a Reimbursement Obligation and has not notified the Agent by 11:00 a.m. (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Company shall be deemed to have requested a Revolving Loan constituting part of the Domestic Rate Portion on such day in the amount of the Reimbursement Obligation then due, subject to Section 7.1 hereof, which Borrowing shall be applied to pay the Reimbursement Obligation then due.

           (c) Agent Reliance on Bank Funding. Unless the Agent shall have been notified by a Lender prior to 11:30 a.m. (Chicago time) on the date a Loan is to be made hereunder that such Lender does not intend to make its pro rata share of such Loan available to the Agent, the Agent may assume that such Lender has made such share available to the Agent on such date and the Agent may in reliance upon such assumption make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Lender and the Agent has made such amount available to the relevant Borrower, the Agent shall be entitled to receive such amount from such Lender forthwith upon the Agent's demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on but excluding the date the Agent recovers such amount at a rate per annum equal to the effective rate charged to the Agent for overnight federal funds transactions with member banks of the federal reserve system for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding day). If such amount is not received from such Lender by the Agent immediately upon demand, such Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan, so that the such Borrower will have no liability under
Section 2.9 hereof with respect to such payment.

             Section 1.5. Manner of Obtaining Letters of Credit. Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) shall provide at least four (4) Business Days' advance written notice to the Agent of a Borrower's request for the issuance for such Borrower's account of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by such Borrower and in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent, in each case, together with the fees called for by this Agreement. The Agent shall promptly notify each Lender of the Agent's receipt of each such notice.

             Section 1.6. Appointment of Morton as Agent for Borrowers; Reliance by Agent.

             (a) Appointment. Each Borrower irrevocably appoints Morton as its agent hereunder to make requests on such Borrower's behalf under Section 1 hereof for borrowings to be made by such Borrower and for Letters of Credit to be issued for such Borrower's sole or joint account, to select on such Borrower's behalf the interest rate to be applicable under Section 2 hereof to Loans made to such Borrower, effect conversions of Revolving Loans into Voluntary Conversion Term Loans and to take any other action contemplated by the Loan Documents with respect to credit extended hereunder to such Borrower. The Agent and the Lenders shall be entitled to conclusively presume that any action by Morton under the Loan Documents is taken on behalf of any one or more of the relevant Borrowers whether or not Morton so indicates.

             (b) Reliance. All requests for borrowings and selection of interest rates to be applicable thereto may be written or oral, including by telephone or facsimile. The Borrowers agree that the Agent may rely on any such notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnifying the Agent and Lenders from any liability or loss ensuing from such reliance), and in the event any such telephonic or other oral notice conflicts with any written confirmation, such oral or telephonic notice shall govern if the Agent has acted in reliance thereon.




SECTION 2.   INTEREST AND CHANGE IN CIRCUMSTANCES.

             Section 2.1. Interest Rate Options. (a) Subject to the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Notes (all of the indebtedness evidenced by the Notes, whether or not Notes of the same class, bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of Morton, which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to the Adjusted LIBOR ("LIBOR Portions"), and Portions of a particular class of Notes may be converted from time to time from one basis for such Notes to the other. All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. Anything contained herein to the contrary notwithstanding, the obligation of the Lenders to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrowers hereby promise to pay interest on each Portion at the rates and times specified in this Section 2.

           (b) Domestic Rate Portion. Each Domestic Rate Portion shall bear interest (which the Borrowers hereby promise to pay at the times herein provided) at the rate per annum determined by adding the Applicable Margin to the Domestic Rate as in effect from time to time, provided that if a Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Borrowers hereby promise to pay at the times herein provided), before as well as after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable monthly on the last day of each month in each year (commencing January 31, 1998) and at maturity of the applicable Notes, and interest after maturity shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portions resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

           (c) LIBOR Portions. Each LIBOR Portion shall bear interest (which the relevant Borrower hereby promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the relevant Borrower hereby promises to pay at the times herein provided), whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of the Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion of the applicable Notes after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three
(3) months, on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) shall notify the Agent on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event Morton shall notify the Agent of the new Interest Period selected therefor, and in the event Morton shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion of the applicable Notes as of and on the last day of such Interest Period. The Agent shall promptly notify each Lender of each notice received from Morton pursuant to the foregoing provision.

             Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000.

             Section 2.3. Computation of Interest. All interest on each LIBOR Portion shall be computed on the basis of a year of 360 days for the actual number of days elapsed. All interest on the Domestic Rate Portion shall be computed on the basis of a year of 365 days (or, in a leap year, 366 days) for the actual number of days elapsed.

             Section 2.4. Manner of Rate Selection. Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) shall notify the Agent by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor), and the Agent shall advise each Lender of each notice by 2:00 p.m. (Chicago time) on the same Business Day the Agent receives such notice. If any request is made to convert a LIBOR Portion into the Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable.

             Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or of the Notes, if at any time any Lender shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Agent (which shall in turn promptly notify any of the Borrowers and the other Lenders) and the obligation of such Lender to create, continue or maintain LIBOR Portions under this Agreement shall terminate until it is no longer unlawful for such Lender to create, continue or maintain LIBOR Portions. The Borrowers, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portions, together with all interest accrued thereon and all other amounts payable to the affected Lender with respect thereto under this Agreement; provided, however, that Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) may instead elect to convert the principal amount of the affected LIBOR Portion into the Domestic Rate Portion of the applicable Notes, subject to the terms and conditions of this Agreement.

             Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or of the Notes, if prior to the commencement of any Interest Period:

                   (a) the Agent or Required Lenders in good faith determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Lenders in the relevant market;

                   (b) the Agent or Required Lenders in good faith determine that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR; or

                   (c) the Agent or Required Lenders in good faith determine that (i) LIBOR as determined by the Agent will not adequately and fairly reflect the cost to the Lenders of funding their LIBOR Portions for such Interest Period and (ii) the Lenders' rights to payment under
         Section 2.7 hereof will not reasonably compensate them for such inadequate or unfair reflection of such cost;

then the Agent or Required Lenders, as the case may be, shall promptly give notice thereof to the other Lenders and the Company and the obligations of the Lenders to create, continue or effect by conversion any LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by or on behalf of the relevant Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

             Section 2.7. Taxes and Increased Costs. With respect to any LIBOR Portion, if any Lender shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law) shall:

                   (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Lender which is not in any instance already accounted for in computing Adjusted LIBOR;

                  (ii) subject such Lender, any LIBOR Portion or a Note to the extent it evidences such a Portion, to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or a Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of such Lender or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Lender's principal executive office or its lending branch is located;

                 (iii) change the basis of taxation of payments of principal and interest due from any Borrower to such Lender hereunder or under a Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of such Lender); or

                  (iv) impose on such Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, the disbursement of credit hereunder, any LIBOR Portion or a Note to the extent it evidences any LIBOR Portion;

and such Lender shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by such Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrowers shall pay on demand to such Lender from time to time as specified by such Lender such additional amounts as such Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount; provided, however, that the Borrowers shall not be obligated to pay any such amount or amounts to the extent such additional cost or payment was incurred or paid by such Lender more than sixty
(60) days prior to the date of the delivery of the certificate referred to in the immediately following sentence (nothing herein to impair or otherwise affect the Borrowers' liability hereunder for costs or payments subsequently incurred or paid by such Lender). If a Lender makes such a claim for compensation, it shall provide to any of the Borrowers (with a copy to the Agent) a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

             Section 2.8. Change in Capital Adequacy Requirements. If any Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any of its branches or any corporation controlling such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such corporation's capital, as the case may be, as a consequence of such Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to liquidity and capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the Borrowers shall pay to the Lender such additional amount or amounts reasonably determined by such Lender as will compensate such Lender for such reduction; provided, however, that the Borrowers shall not be obligated to compensate such Lender to the extent its rate of return was so reduced more than sixty (60) days prior to the date of such demand (nothing herein to impair or otherwise affect the Borrowers' liability hereunder to compensate for subsequent reductions in such Lender's rate of return).

             Section 2.9. Funding Indemnity. In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Lender to fund or maintain its part of any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Lender) as a result of:

                   (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement; or

                  (ii) any failure by any Borrower to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement, unless such failure results from the Lenders' inability or unwillingness pursuant to Sections 2.5 and 2.6 hereof to create, continue or effect by conversion such LIBOR Portion;

then, upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If a Lender requests such a reimbursement, it shall provide to any of the Borrowers (with a copy to the Agent) a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined; provided, however, that the Borrowers shall not be obligated to pay any such amount or amounts to the extent such loss, cost or expense was incurred by such Lender more than sixty (60) days prior to the date of the delivery of such certificate (nothing herein to impair or otherwise affect the Borrowers' liability hereunder to compensate for any subsequent loss, cost, or expense incurred by such Lender).

            Section 2.10. Lending Branch. Each Lender may, at its option, elect to make, fund or maintain its pro rata share of the Loans hereunder at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to Section 12.15 hereof or at such of its branches or offices as such Lender may from time to time elect.

            Section 2.11. Lender's Duty to Mitigate. Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected under Section 2.5, 2.6 or 2.7 hereof, such Lender will, after notice to any Borrower, to the extent not inconsistent with such Lender's internal policies and customary business practices, use its best efforts to make, fund or maintain the affected LIBOR Portion or issue or participate in the affected Letter of Credit, as the case may be, through another lending office of such Lender if as a result thereof the unlawfulness which would otherwise require payment of such Portion pursuant to Section 2.5 hereof would cease to exist or the circumstances which would otherwise terminate such Lender's obligation to make such Portion under
Section 2.6 hereof would cease to exist or the increased costs which would otherwise be required to be paid in respect of such Portion or Letter of Credit pursuant to Section 2.7 hereof would be materially reduced, and if, as determined by such Lender, in its sole discretion, the making, funding or maintaining of such Portion, or issuance or participation in such Letter of Credit, as the case may be, through such other lending office would not otherwise adversely affect such Portion or such Lender. The Borrowers hereby agree to pay all reasonable expenses incurred by each such Lender in utilizing another lending office pursuant to this Section 2.11.

            Section 2.12. Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Notes in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6, 2.7 and 2.9 hereof) shall be made as if each Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of its share of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

            Section 2.13. Replacement of Lender. (a) In the event that (x) any Borrower receives from a Lender a certificate requesting an amount be paid to such Lender under Section 1.3(f), 2.7 or 2.8 hereof and the Required Lenders have not similarly made requests for payment arising out of the same circumstances or (y) the obligation of any Lender to make or maintain any LIBOR Portion has terminated under Section 2.5 or
2.6 hereof and the obligations of the Required Lenders to make or maintain LIBOR Portions have not similarly terminated by reason of the same circumstances or
(z) any Lender becomes a Defaulting Lender, then the Company may request other Lenders hereunder to assume in full the Commitments then in effect of the Lender requesting such amount be paid or whose obligations with respect to LIBOR Portions have so terminated or of such Defaulting Lender, as the case may be (such Lender in each case being herein referred to as the "Replaceable Lender"), and to purchase the Notes issued to the Replaceable Lender at a price equal to the outstanding principal amount of such Notes and the Replaceable Lender's share of any accrued and unpaid interest on such Notes plus accrued and unpaid commitment fees owed to the Replaceable Lender, and if any Lender or Lenders in their sole discretion agree so to assume in full the Commitments of the Replaceable Lender (each an "Assuming Lender"), and after payment by the Borrowers to the Replaceable Lender of all amounts due under this Agreement to such Lender (including any amount specified as due in a certificate submitted under Section 1.3(f), 2.7 or 2.8 hereof) not so paid by the Assuming Lender, then such assumption shall take place in the manner set forth in subsection (b) below. In the event no Lender or Lenders agrees to assume in full the Commitments of the Replaceable Lender, then the Company may nominate one or more Lenders not then party to this Agreement so to assume in full the Commitments of the Replaceable Lender, and if such nominated Lender or Lenders are acceptable to the Agent and Required Lenders (excluding the Replaceable Lender), such assumption shall take place in the manner set forth in subsection (b) below and each such Lender or Lenders shall become a Lender hereunder (each a "New Lender") and the Replaceable Lender shall no longer be a party hereto or have any rights hereunder.

           (b) In the event a Replaceable Lender's Commitments are to be assumed in full by an Assuming Lender or a New Lender, then such assumption shall take place on a date acceptable to the Company, the Replaceable Lender and the Assuming Lender or New Lender, as the case may be, and such assumption shall take place through the payment of all amounts due under this Agreement to the Replaceable Lender and the execution of such instruments and documents as shall, in the reasonable opinion of the Agent, be reasonably necessary or appropriate for the Assuming Lender or New Lender to assume in full the Commitments of the Replaceable Lender (including, without limitation, the issuance of new Notes and the execution of an amendment hereto making any New Lender a party hereto). In the event no Assuming Lender or New Lender agrees to assume in full the Commitments of the Replaceable Lender, then such Replaceable Lender shall remain a party hereto and its Commitments shall remain in effect.

           (c) The rights and remedies against a Defaulting Lender under this Agreement, including without limitation this Section 2.13, are in addition to other rights and remedies that the

Borrowers may have against such Defaulting Lender with respect to any Loan which such Defaulting Lender has not funded, and that the Agent, or any Lender may have against such Defaulting Lender with respect to any such Loan.




SECTION 3.         FEES, PREPAYMENTS, TERMINATIONS, APPLICATIONS AND NOTATIONS.

             Section 3.1. Fees.

             (a) Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, the Borrowers shall pay to the Agent for the ratable benefit of the Lenders in accordance with their Percentages, a commitment fee at the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Revolving Credit Commitments. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing March 31, 1998) and on the Termination Date.

             (b) Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of each Letter of Credit pursuant to Section 1.3 hereof, the Borrowers shall pay to the Agent for its own account an issuance fee equal to .125% of the face amount of (or the increase in the face amount of) such Letter of Credit. On the last day of each calendar quarter (commencing on March 31, 1998) to, and on, the Termination Date, the Borrowers shall pay to the Agent for the ratable benefit of the Lenders in accordance with their percentages a fee equal to the Applicable Margin for LIBOR Portions of the Revolving Loans (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily outstanding amounts during the immediately preceding calendar quarter of the Letters of Credit. In addition to the letter of credit fees called for above, the Borrowers further agree to pay to the Agent for its own account such processing and transaction fees and charges as the Agent from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation and/or payment of letters of credit and drafts drawn thereunder.

             (c) Audit Fees. The Borrowers shall pay to the Agent for its own use and benefit charges for audits of the Collateral by the Agent or its agents or representatives in such amounts as the Agent may from time to time request (the Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits actually performed by it); provided, however, that in the absence of any Default or Event of Default, (i) the Borrowers shall not be required to reimburse the Agent for more than one (1) such audit per year (a "Scheduled Field Audit") plus one (1) audit of each target of an Acquisition and
(ii) the Borrowers shall in no event be liable for more than $3,000 for any one Scheduled Field Audit.

             (d) Agent's Fee. The Borrowers shall pay to the Agent the fees agreed to in a letter exchanged between them.

             Section 3.2. Voluntary Prepayments.

             (a) Revolving Credit Notes. The Borrowers shall have the privilege of prepaying the Revolving Credit Notes in whole or in part (but if in part, then in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000) on any Business Day upon notice thereof to the Agent not later than 11:00 a.m. (Chicago time) on such day, the Agent to promptly so notify the Lenders, by the relevant Borrower or Borrowers paying to the Agent for the account of the Lenders the principal amount to be prepaid and (i) if such a prepayment prepays such Notes in full and is accompanied by the termination in whole of the Revolving Credit Commitments pursuant to which such Notes were issued, accrued interest thereon to the date of prepayment plus any commitment fee which has accrued and is unpaid and (ii) any amount due the Lenders under Section 2.9 hereof. Any amount so prepaid on the Revolving Credit Notes may, subject to the terms and conditions of this Agreement, be reborrowed.

             (b) Term Notes. The Borrowers shall have the privilege of prepaying the Term Notes in whole or in part (but if in part, then in a minimum amount of $100,000 or such greater amount which is an integral multiple of $100,000 as to any particular class of Term Notes being prepaid) at any time upon one (1) Business Day's prior notice to the Agent (such notice, if received subsequent to 11:00 a.m. (Chicago time) on a given day, to be treated as though received at the opening of business on the next Business Day), which shall promptly so notify the Lenders, by paying to the Agent for the account of the Lenders the principal amount to be prepaid and (i) if such a prepayment prepays such Notes in full, accrued interest thereon to the date of prepayment and (ii) any amounts due to the Lenders under Section 2.9 hereof. Voluntary prepayments of the principal of each class of the Term Notes shall be applied in several installments thereof due on such class of Notes in the inverse order of their respective maturities. No amount paid or prepaid on the Term Notes may be reborrowed.

             Section 3.3. Mandatory Prepayments.

             (a) Excess Cash Flow. If the Leverage Ratio equals or exceeds 2.50 to 1.00 as of December 31 of any calendar year (commencing on December 31, 1998) then, not later than April 15 of the immediately following year (commencing April 15, 1999), the Borrowers shall pay over to the Agent for the ratable benefit of the Lenders, as and for a mandatory prepayment on the Term Notes an amount equal to 50% of Excess Cash Flow for the then most recently completed fiscal year. Each such prepayment shall be applied to the remaining installments of the Conversion Term Notes in the inverse order of maturity, ratably as among installments on both classes of Conversion Term Notes due on the same date in accordance with the aggregate principal amount of the installments due on each such class of the Conversion Term Notes, until the Conversion Term Notes have been fully paid and satisfied, with any remaining balance of such prepayment applied to the remaining installments of the Term Credit Notes in the inverse order of maturity.

             (b) Equity Offering. Within five (5) Business Days of receipt by the Parent or any Borrower of cash proceeds from any public offering or private placement of any capital stock or other equity securities of the Parent or any Borrower (other than proceeds from (i) any sale of capital stock of any Borrower pursuant to an employee stock ownership plan or (ii) any sale of capital stock of the Parent or any Borrower, or any options to acquire any such stock, to officers or directors of the Parent or any Borrower as compensation for services rendered or (iii) any exercise by such officers or directors of such options), the Parent or relevant Borrower (as the case may be) shall make a mandatory prepayment in an amount equal to 100% of the net cash proceeds of such issuance (net only of underwriting discounts and commissions and any other reasonable out-of-pocket costs and expenses directly incurred and payable in connection therewith). Each such prepayment shall be applied to the remaining installments of the Conversion Term Notes in the inverse order of maturity, ratably as among installments on both classes of Conversion Term Notes due on the same date in accordance with the aggregate principal amount of the installments due on each such class of the Conversion Term Notes, until the Conversion Term Notes have been fully paid and satisfied, with any remaining balance of such prepayment applied to the remaining installments of the Term Credit Notes in the inverse order of maturity.

             (c) Asset Sales. Any and all proceeds derived from the sale or disposition (whether voluntary or involuntary), or on account of damage or destruction, of the real estate, furniture, fixtures, equipment or other fixed assets of any Borrower shall be paid over to the Agent as and for a mandatory prepayment on the Term Notes; provided, however, that if at the time of receipt no amount is outstanding under the Term Notes or the amount received is in excess of the amount necessary to prepay the Term Notes in full, then such payment or excess (as appropriate) shall be held by the Agent as collateral security for the Borrowers' L/C Obligations if the Term Loans have been prepaid in full but Letters of Credit are outstanding and the Commitments shall be ratably reduced by a like amount; provided, however, that (i) the foregoing provisions shall be inapplicable to proceeds received by the Agent under the Collateral Documents if and so long as, pursuant to the terms of the Collateral Documents, the same are to be held by the Agent and disbursed for the restoration, repair or replacement of the property in respect of which such proceeds were received, (ii) no prepayment shall be required with respect to the first $100,000 of net proceeds (i.e., gross proceeds net of out-of-pocket expenses incurred in effecting the sale or other disposition) received during any one calendar year from the sale or other disposition of equipment, furniture and fixtures of the Borrowers, taken together, which are worn out, obsolete or, in the good faith judgment of such Borrower, no longer desirable to the efficient conduct of its business as then conducted, (iii) no prepayment shall be required with respect to proceeds received from the sale, damage or destruction of any of the equipment or other assets subject to Liens permitted by Section 8.12 hereof if and to the extent such proceeds are applied to reduce the indebtedness secured by such Liens and (iv) so long as no Default or Event of Default has occurred or is continuing the Borrowers may retain the proceeds derived from the sale, damage or destruction of fixtures, furniture and equipment if and to the extent that the relevant Borrower establishes to the reasonable satisfaction of the Agent that the equipment sold, damaged, or destroyed has been replaced (or repaired in the case of damaged property) with fixtures, furniture or equipment of at least equal value and utility to that replaced (before any such damage or destruction) which is subject to a first lien in favor of the Agent for the benefit of the Lenders. Nothing herein contained shall in any manner impair or otherwise affect the prohibitions against the sale or other disposition of Collateral contained herein and in the Collateral Documents. Each such prepayment shall be applied to the remaining installments of the Conversion Term Notes in the inverse order of maturity, ratably as among installments on both classes of Conversion Term Notes due on the same date in accordance with the aggregate principal amount of the installments due on each such class of the Conversion Term Notes, until the Conversion Term Notes have been fully paid and satisfied, with any remaining balance of such prepayment applied to the remaining installments of the Term Credit Notes in the inverse order of maturity.

             (d) Commitment Reductions. In the event the aggregate principal amount of Revolving Loans and L/C Obligations exceeds the Revolving Credit Commitments after giving effect to any reduction therein (whether such reductions were voluntary or required), the Borrowers shall immediately and without notice or demand pay over the amount of the excess to the Agent as and for a mandatory prepayment on the principal of the Revolving Loans or, if the Revolving Loans have been prepaid in full but Reimbursement Obligations are outstanding, then, in such event, such excess shall be paid over to the Agent to be applied against or held as collateral security for such Reimbursement Obligations.

             Section 3.4. Terminations of Revolving Credit Commitments.

             (a) Voluntary. Morton (which is acting on behalf of the Borrower pursuant to Section 1.6 hereof) shall have the right as of the close of any calendar quarter, upon five (5) Business Days' prior notice to the Agent (which shall promptly notify the Lenders), to ratably terminate the Revolving Credit Commitments without premium or penalty and in whole or in part (but if in part, then in an amount not less than $5,000,000 or such greater amount which is an integral multiple of $100,000), provided that the Revolving Credit Commitments may not be reduced to an amount less than the aggregate principal amount of the Revolving Loans and L/C

Obligations then outstanding. Any termination of the Revolving Credit Commitments pursuant to this Section may not be reinstated. Any reduction of the Revolving Credit Commitments to a level below the L/C Commitment shall effect a concurrent reduction in the L/C Commitment so as to equal the total Revolving Credit Commitments after giving effect to such reduction.

             (b) Mandatory. Effective December 31, 2000, the Revolving Credit Commitments shall automatically reduce to $15,000,000 if such Commitments have not already been reduced to such amount or less (whether such reductions were voluntary or required), such reduction to reduce the Revolving Credit Commitments of the Lenders pro rata in accordance with their respective Percentages.

             Section 3.5. Place and Application of Payments. All payments of principal, interest, fees and all other amounts payable hereunder shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Agent may specify) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of the Lender). Payments received by the Agent after 11:00 a.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. Except as herein provided, all payments shall be received by the Agent for the ratable account of the Lenders and shall be promptly distributed by the Agent ratably to the Lenders. Unless Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) otherwise directs or this Agreement otherwise requires, principal payments on any particular class of Notes shall be first applied to the Domestic Rate Portion of such Notes until payment in full thereof, with any balance applied to the LIBOR Portions of such Notes in the order in which their Interest Periods expire. Any amount paid or prepaid on the Revolving Credit Notes may, subject to all of the terms and conditions hereof, be borrowed, repaid and borrowed again. No amount paid or prepaid on the Term Notes may be reborrowed.

         Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Loans and other Obligations by the Agent or any of the Lenders after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

                   (a) first, to the payment of any outstanding costs and expenses incurred by the Agent in protecting, preserving or enforcing rights under this Agreement and the other Loan Documents and in any event including all costs and expenses of a character which the Borrowers have agreed to pay under Section 11.4 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

                   (b) second, to the payment of any outstanding interest or other fees or indemnification amounts due under the Loan Documents other than for principal of the Loans and L/C Obligations, ratably as among the Agent and the Lenders in accord with the amount of such interest and other fees or Obligations owing each;

                   (c) third, to the payment of the principal of the Loans and any liabilities in respect of Reimbursement Obligations and to the Agent to be held as collateral security for any undrawn Letters of Credit (until the Agent is holding an amount of cash equal to the then outstanding amount of all such Letters of Credit), the aggregate amount paid to or held as collateral security for the Lenders to be allocated pro rata as among the Lenders in accord with the then respective aggregate unpaid principal balances of the Loans and the L/C Obligations;

                   (d) fourth, to the Agent and the Lenders ratably in accord with the amounts of other Obligations owing to each of them (other than those described above) unless and until all such Obligations have been fully paid and satisfied; and

                   (e) fifth, to Morton (each Borrower hereby agreeing that its recourse for its share of such payment shall be to Morton and not the Agent or any Lender) or to whoever the Agent reasonably determines to be lawfully entitled thereto.

         Section 3.6. Notations and Requests. All Loans made by a Lender against a Note, the status of all amounts evidenced by a Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and the rates of interest and Interest Periods applicable to such Portions shall be recorded by such Lender on its books and records or, at its option in any instance, endorsed on a schedule to its Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by such Lender shall be prima facie evidence in any court or other proceeding brought to enforce its Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of a Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrowers to repay the principal amount of each Note together with accrued interest thereon. Prior to any Lender's negotiation of a Note, such Lender shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or LIBOR Portion and the rates of interest and the Interest Periods applicable thereto.

SECTION 4.               COLLATERAL.

             Section 4.1. Collateral. The payment and performance of the Obligations shall at all times be secured by, among other things, (a) all of the Borrowers' and other Subsidiaries' accounts, chattel paper, documents, instruments, general intangibles, inventory, equipment and certain other assets and property of the Borrowers and the other Subsidiaries, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Security Agreement from the Borrowers and the other Subsidiaries dated as of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Security Agreement"), (b) all of the capital stock of the Subsidiaries and certain other assets and property of the Parent, the Borrowers and the other Subsidiaries, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Pledge Agreement from the Parent and Morton dated as of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Pledge Agreement"), (c) Morton's real estate in Morton, Illinois, commonly known as 1021 West Birchwood and related assets and properties of Morton, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Mortgage and Security Agreement with Assignment of Rents from Morton dated as of January 19, 1998, as the same may be amended, modified or supplemented from time to time (the "Mortgage"), and (d) within 30 days from the date hereof, an assignment of the Parent's life insurance policy maintained on the life of William D. Morton, in an amount not less than $4,000,000, such assignment being made pursuant to a separate Assignment of Life Insurance Policy as Collateral dated of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Life Insurance Assignment").

             Section 4.2. Guaranties. Payment of the Notes and the other Obligations shall at all times be jointly and severally guaranteed by each Subsidiary pursuant hereto or pursuant to a Guaranty issued by such Subsidiary. In the event any Subsidiary is hereafter acquired or formed, each Borrower shall also cause such Subsidiary to execute such Collateral Documents (having terms and conditions substantially similar to those executed by each Borrower and its Subsidiaries in connection with the initial Loans under this Agreement) as the Agent may then require granting the Agent for the benefit of the Lenders a security interest in and lien on the assets of such Subsidiary as collateral security for the Notes and the other Obligations, together with such other instruments, documents, certificates and opinions required by the Agent in connection therewith.

             Section 4.3. Further Assurances. Each Borrower covenants and agrees that it shall, and shall cause each Subsidiary to, comply with all terms and conditions of each of the Collateral Documents and that each Borrower shall, and shall cause each Subsidiary to, at any time and from time to time as requested by the Agent, execute and deliver such further instruments and do such other acts as the Agent or the Required Lenders may deem necessary or desirable to provide for or protect or perfect the Lien of the Agent in the Collateral.




SECTION 5.    DEFINITIONS; INTERPRETATION.

    Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

         "Acquisition" means (i) the acquisition of all or any substantial part of the assets, property or business of any other person, firm or corporation,
(ii) any acquisition of a majority of the common stock or other equity securities of any firm or corporation.

         "Adjusted LIBOR" means a rate per annum determined by the Agent pursuant to the following formula:

                       Adjusted LIBOR =             LIBOR
                                          -----------------------
                                          100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for an Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of such LIBOR Portion which is scheduled to be made by the Agent. Each determination of LIBOR made by the Agent shall be conclusive and binding absent manifest error.

         "Affiliate" means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

         "Agent" means Harris Trust and Savings Bank and any successor thereto appointed pursuant to Section 10.1 hereof.

         "Applicable Margin" means the rate specified below, subject to quarterly adjustment as hereinafter provided:


                             Applicable            Applicable                                 Applicable           Applicable
 When Following Status         Margin                Margin                                     Margin               Margin
 Exists For Any Margin    For Domestic Rate    For LIBOR Portions                         For Domestic Rate    For LIBOR Portions
  Determination Date    Portion of Revolving    of Revolving and                              Portion of       of Conversion Term
                        and Term Credit Loan    Term Credit Loan                           Conversion Term            Loans
                                 Is:                  Is:                                       Loans                  Is:
                                                                     Commitment Fee Is           Is:

Level I Status                   0%                  1.00%                 .25%                   0%                  1.25%

Level II Status                  0%                  1.25%                 .25%                   0%                  1.50%

Level III Status                 0%                  1.625%                .375%                  0%                 1.875%

Level IV Status                 .25%                 2.00%                 .50%                  .50%                 2.25%

provided, however, that all of the foregoing is subject to the following:

                  (i) the initial Applicable Margin in effect through the first Margin Determination Date shall be the Applicable Margin for Level III Status;

                  (ii) on or before the date that is ten (10) Business Days after the date on which the Company has delivered a Compliance Certificate to the Agent for a given quarterly accounting period of the Parent (commencing with the quarterly accounting period ending on or about June 30, 1998) pursuant to Section 8.5 hereof (such date that is ten (10) Business Days after the date on which the Company delivered a Compliance Certificate to the Agent being herein referred to as the "Margin Determination Date"), the Agent shall determine whether Level I Status, Level II Status, Level III Status or Level IV Status exists as of the close of the applicable accounting period, based upon the Compliance Certificate and financial statements delivered to the Agent under Section 8.5 hereof for such accounting period, and shall promptly notify the Company and the Lenders of such determination and of any change in the Applicable Margin resulting therefrom. Any such change in the Applicable Margin shall be effective as of such Margin Determination Date, with such new Applicable Margin to continue in effect until the next Margin Determination Date. If the Company has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section 8.5 hereof, until a Compliance Certificate is delivered before the next Margin Determination Date, the Applicable Margin shall be the Applicable Margin for Level IV Status. If the Company subsequently delivers a Compliance Certificate before the next Margin Determination Date, the Applicable Margin established by such Compliance Certificate shall take effect from the date of delivery until the next Margin Determination Date; and

                  (iii) if and so long as any Event of Default has occurred and is continuing hereunder, notwithstanding anything herein to the contrary, the Applicable Margin shall be the Applicable Margin for Level IV Status.

         "Application" is defined in Section 1.3 hereof.

         "Authorized Representative" means those persons shown on the list of officers and employees of the Borrowers provided by Morton (which is acting on behalf of the Borrowers pursuant to Section 1.6 hereof) pursuant to Section 7.2(a) hereof or on any update of any such list provided by Morton to the Agent, or any further or different officers and employees so named by any Authorized Representative in a written notice to the Agent.

         "Borrowers" is defined in the introductory paragraph hereof, with (i) the term "Borrowers" to mean the Borrowers, collectively, and, also, each individually, and (ii) all promises and covenants (including promises to pay) and representations and warranties of and by the Borrowers made in the Loan Documents or any instruments or documents delivered pursuant thereto to be and constitute the joint and several promises, covenants, representations and warranties of and by each and all of such corporations. The term "Borrower" appearing in such singular form shall be deemed a reference to any of the Borrowers unless the context in which such term is used shall otherwise require.

         "Business Day" means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which banks are dealing in United States Dollar deposits in the interbank market of London, England and Nassau, Bahamas.

         "Capital Expenditures" means for any period capital expenditures of the Parent and its Subsidiaries during such period as defined and classified in accordance with GAAP, but in any event excluding amounts expended to effect a Permitted Acquisition.

         "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

         "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

         "Change of Control" means the occurrence, at any time after the date hereof, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Parent (or other securities convertible into such securities) representing more than 25% of the combined voting power of all securities of the Parent entitled to vote in the election of directors; or
(ii) commencing after the date hereof, individuals who as of the date hereof were directors of the Parent ceasing for any reason to constitute a majority of the Board of Directors of the Parent unless the Persons replacing such individuals were nominated by William D. Morton or the Board of Directors of the Parent; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Parent (or other securities convertible into such securities) representing more than 25% of the combined voting power of all securities of the Parent entitled to vote in the election of directors.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

         "Collateral Documents" means the Security Agreement and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations.

         "Commitments" means and includes the Revolving Credit Commitments and the Term Credit Commitments.

         "Compliance Certificate" means a certificate in the form Exhibit E hereto.

         "Consolidated Net Income" means, with reference to any period, the net income (or net deficit) of the Parent and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP; provided, however, that if any Permitted Acquisition occurs at any time during such period, Consolidated Net Income shall be calculated on a proforma basis to include earnings of the acquired entity or business for the entire period prior to such Permitted Acquisition as if such Permitted Acquisition had taken place on the first day of such period, all as reasonably calculated by the Borrowers based on actual results of operations of the acquired entity or business (without giving retroactive effect to any operating efficiencies realized after such Acquisition).

         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary, are treated as a single employer under Section 414 of the Code.

         "Conversion Term Loans" is defined in Section 1.1(d) hereof.

         "Conversion Term Notes" is defined in Section 1.1(d) hereof.

         "Current Maturities" means, as of any date, the aggregate amount of payments scheduled to be made by the Parent and its Subsidiaries within the twelve (12) calendar months following such date with respect to principal on all Indebtedness (whether at maturity, as a result of mandatory sinking fund redemption, scheduled mandatory prepayment or otherwise).

         "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

         "Defaulting Lender" shall mean a Lender which has failed to fund as and when required by the terms and conditions of this Agreement such Lender's ratable share of any Loan hereunder, if any so long as such failure continues unremedied.

         "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Agent to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Agent at approximately 10:00 a.m.

(Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Agent for the sale to the Agent at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Agent for which such rate is being determined, plus
(y) 1/2 of 1% (0.5%).

         "Domestic Rate Portion" is defined in Section 2.1(a) hereof.

         "EBIT" means, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income for such period in respect of (i) Interest Expense for such period plus
(ii) federal, state and local income taxes for such period; provided, however, that (x) if EBIT includes any Consolidated Net Income for any period ending on or prior to December 31, 1997, EBIT shall be increased by all amounts deducted in arriving at such Consolidated Net Income for such period in respect of the non-cash charges taken against earnings on or prior to December 31, 1997 and (y) if EBIT includes any Consolidated Net Income for any period ending on or prior to March 31, 1998, EBIT shall be increased by all amounts deducted in arriving at such Consolidated Net Income for such period in respect of the one-time non-recurring charge (not to exceed $4,000,000) taken against earnings on or prior to March 31, 1998 for bonus payments to management of the Parent and Borrowers.

         "EBITDA" means, with reference to any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income for such period in respect of (i) Interest Expense for such period, plus
(ii) federal, state and local income taxes for such period, plus (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such period on the books of the Parent and its Subsidiaries; provided, however, that (x) if EBITDA includes any Consolidated Net Income for any period ending on or prior to December 31, 1997, EBITDA shall be increased by all amounts deducted in arriving at such Consolidated Net Income for such period in respect of the non-cash charges taken against earnings on or prior to December 31, 1997 and (y) if EBITDA includes any Consolidated Net Income for any period ending on or prior to March 31, 1998, EBITDA shall be increased by all amounts deducted in arriving at such Consolidated Net Income for such period in respect of the one-time non-recurring charge (not to exceed $4,000,000) taken against earnings on or prior to March 31, 1998 for bonus payments to Morton's management of the Parent and Borrowers.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

         "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

         "Excess Cash Flow" means, as of any date the same is to be computed, EBITDA for the period consisting of the four most recently completed fiscal quarters of the Parent, less Interest Expense paid in cash by the Parent and its Subsidiaries during such period, less payments in cash by the Parent and its Subsidiaries in respect of taxes on or measured by net income during such period, less the aggregate amount of all Capital Expenditures during such period other than any Capital Expenditures financed through any Capitalized Lease, less Current Maturities as at said date.

         "Fixed Charge Coverage Ratio" means, as of any date the same is to be determined, the ratio of (i) the amount (if any) by which (a) EBITDA for the four consecutive fiscal quarters of the Parent ending on, or (if none so end) most recently completed prior to such date exceeds (b) Pro Forma Capital Expenditures during the same four fiscal quarters (excluding 50% of such Pro Forma Capital Expenditures which consist of Greenfield Expenses) to (ii) the sum of (a) Pro Forma Interest Expense for the same four fiscal quarters and (b) Current Maturities as at said date.

         "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Parent and its Subsidiaries on a basis consistent with the preparation of the Parent's most recent financial statements furnished to the Lenders pursuant to Section 6.4 hereof.

         "Greenfield Expenses" means Capital Expenditures made for construction of an entirely new plant or other production facilities.

         "Guarantor" means the Parent and each Subsidiary that is a signatory hereto or that executes and delivers to the Agent a Guaranty along with the accompanying closing documents required by Section 4.2 hereof; provided, however, that the term "Guarantor", when used in Sections 6.2 and 7.2 hereof, shall not include the Parent.

         "Guaranty" means this Agreement as to Guarantors party hereto and otherwise, a letter to the Agent in the form of Exhibit G hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under
Section 11 hereof and also in the case of any Subsidiary not organized under the laws of the United States of any State thereof, such other form of guaranty as shall be reasonably acceptable to the Agent and the Required Lenders.

         "Indebtedness" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than 180 days past due), (iii) all indebtedness secured by any Lien upon Property of such

Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person, (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money and (vi) each "non-compete" and like payment owed by such Person in connection with an Acquisition, to the extent such payment would be classified as a liability under GAAP.

         "Interest Coverage Ratio" means, as of any date the same is to be determined, the ratio of (i) EBIT for the four consecutive fiscal quarters of the Parent ending on, or (if none so end) most recently completed prior to such date to (ii) Pro Forma Interest Expense for the same four fiscal quarters.

         "Interest Expense" means, with reference to any period, the sum of all interest charges with respect to Indebtedness (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Parent and its Subsidiaries for such period determined in accordance with GAAP.

         "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six
(6) months thereafter as selected by Morton in its notice as provided herein; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                   (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                  (ii) no Interest Period may extend beyond the final maturity date of any Note evidencing such Portion;

                 (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

                  (iv) no Interest Period may be selected if after giving effect thereto any Borrower will be unable to make a principal payment scheduled to be made during such

         Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

         For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

         "L/C Commitment" shall mean $5,000,000, in each case as the same may be reduced pursuant to Section 3.4 hereof.

         "L/C Document" shall mean the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

         "L/C Obligations" means as of any date the same is to be determined, the sum of (i) the aggregate undrawn amount then available under the Letters of Credit then outstanding (with the undrawn amount available under a Letter of Credit to be the maximum amount which can then be drawn thereunder (after giving effect to any prior reductions in such amount, whether scheduled on the face of such Letter of Credit or due to prior partial drawings) under any circumstances and over any period of time plus (ii) all unpaid Reimbursement Obligations then outstanding (other than any such Reimbursement Obligations as are being repaid the same day directly out of the proceeds of a Revolving Loan requested for such purpose).

         "Lender" means Harris Trust and Savings Bank, the other signatories hereto (other than the Parent and the Borrowers) and all other lenders becoming parties hereto pursuant to Section 11.16 hereof.

         "Letters of Credit" is defined in Section 1.3 hereof.

         "Level I Status" means, for any Margin Determination Date, that as of the close of the most recently completed fiscal quarter with reference to which such Margin Determination Date was set, the Leverage Ratio is less than 1.50 to 1.

         "Level II Status" means, for any Margin Determination Date, that as of the close of the most recently completed fiscal quarter with reference to which such Margin Determination Date was set, the Leverage Ratio is greater than or equal to 1.50 to 1 but less than 2.00 to 1.

         "Level III Status" means, for any Margin Determination Date, that as of the close of the most recently completed fiscal quarter with reference to which such Margin Determination Date was set, the Leverage Ratio is greater than or equal to 2.00 to 1 but less than 3.00 to 1.

         "Level IV Status" means, for any Margin Determination Date, that as of the close of the most recently completed fiscal quarter with reference to which such Margin Determination Date was set, the Leverage Ratio is greater than or equal to 3.00 to 1.

         "Leverage Ratio" means, as of any date the same is to be determined, the ratio of (x) Total Funded Debt as of such date to (y) EBITDA for the four consecutive fiscal quarters of the Parent ending on, or (if none so end) most recently completed prior to such date.

         "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

         "LIBOR Portions"  is defined in Section 2.1(a) hereof.

         "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

         "Loan Documents" means this Agreement, the Notes, the Applications, the L/C Documents, the Guaranties and the Collateral Documents.

         "Loans" means and includes Revolving Loans, the Term Loans and the Conversion Term Loans.

         "Material Plan" is defined in Section 9.1(h) hereof.

         "Mandatory Conversion Term Loans" is defined in Section 1.1(c) hereof.

         "Mandatory Conversion Term Notes" is defined in Section 1.1(c) hereof.

         "Merger" means that certain merger pursuant to the Merger Documents pursuant to which Morton Holding merges with and into the Parent (then known as MLX Corp.), in which the Parent is the surviving corporation.

         "Merger Documents" means that certain Agreement and Plan of Merger dated as of October 20, 1997 by and between Morton Holding and the Parent.

         "Mortgage" is defined in Section 4.1 hereof.

         "Morton" is defined in the introductory paragraph hereof.

         "Morton Holding" means Morton Metalcraft Holding Co., a former Delaware corporation of which Morton was previously a subsidiary and which merges out of existence in the Merger.

         "Morton North Carolina" is defined in the introductory paragraph hereof.

         "Net Worth" means, at any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock, but excluding minority interest in Subsidiaries) which would appear on the balance sheet of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

         "Notes" means and includes the Revolving Credit Notes and the Term Notes. When used with reference to the Notes, the term "class" of Notes refers to the status of such Notes as one of the following four types, Revolving Credit Notes, Mandatory Conversion Term Notes, Voluntary Conversion Term Notes or Term Credit Notes, such Notes to constitute four separate classes of Notes.

         "Obligations" means all obligations of the Borrowers and either of them to pay the principal and interest on the Loans, all Reimbursement Obligations, all fees and charges payable hereunder, and all other payment obligations of the Borrowers arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

         "Parent" is defined in the introductory paragraph hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

         "Percentage" means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender's Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in L/C Obligations) of the aggregate principal amount of all outstanding Obligations.

         "Permitted Acquisitions" means the Acquisitions permitted pursuant to
Section 8.17 hereof.

         "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

         "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group, (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, or (iii) under which a member of the Controlled Group has any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years or by reason of being deemed a contributing sponsor under Section 4064 of ERISA.

         "Portion" is defined in Section 2.1(a) hereof.

         "Pro Forma Capital Expenditures" means, with reference to any period (the "measurement period"), Capital Expenditures for such measurement period; provided, however, that if the measurement period ends at any time prior to the fourth fiscal quarter of the Parent to commence and end after the date of this Agreement, Pro Forma Capital Expenditures shall mean the product of (x) Capital Expenditures for each fully completed fiscal quarter of the Parent which commenced and ended after the date of this Agreement (each, a "post-closing quarter") and (y) a fraction, the numerator of which is 4 and the denominator of which is the whole number of post-closing quarters included in such measurement period.

         "Pro Forma Interest Expense" means, with reference to any period (the "measurement period"), Interest Expense for such measurement period; provided, however, that if the measurement period ends at any time prior to the fourth fiscal quarter of the Parent to commence and end after the date of this Agreement, Pro Forma Interest Expense shall mean the product of (x) Interest Expense for each fully completed fiscal quarter of the Parent which commenced and ended after the date of this Agreement (each, a "post-closing quarter") and
(y) a fraction, the numerator of which is 4 and the denominator of which is the whole number of post-closing quarters included in such measurement period; further provided, however, that if any Permitted Acquisition occurs at any time during such measurement period, Interest Expense shall be equal to the product of (x) interest charges with respect to Indebtedness, as reasonably determined on a consolidated basis, from and including the date of (and after giving effect to) the most recent such Permitted Acquisition occurring during such period through the close of such measurement period, multiplied by (y) a fraction, the numerator of which is the number of days in such measurement period and the denominator of which is the number of those days in such measurement period including and following the date of such Permitted Acquisition.

         "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

         "Reimbursement Obligation" is defined in Section 1.3(c) hereof.

         "Required Lenders" means, as of the date of determination thereof, those Lenders holding at least 66-2/3% of the Revolving Credit Commitments or, in the event that no Revolving Credit Commitments are outstanding hereunder, those Lenders holding at least 66-2/3% in aggregate principal amount of the Loans outstanding hereunder.

         "Restricted Payments" is defined in Section 8.16 hereof.

         "Revolving Credit" is defined in the introductory paragraph hereof.

         "Revolving Credit Commitments" means the aggregate amount of the commitments of the Lenders to extend credit under the Revolving Credit, as such amount may be reduced pursuant hereto. The Revolving Credit Commitments are $35,000,000 as of the date hereof.

         "Revolving Loans" is defined in Section 1.2 hereof.

         "Revolving Credit Notes" is defined in Section 1.2 hereof.

         "Subordinated Debt" means indebtedness for borrowed money subordinated in right of payment to the prior payment of the Obligations by written provisions acceptable to the Agent and Required Lenders in form and substance and otherwise pursuant to documentation, in an amount, and containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms in form and substance satisfactory to the Agent and Required Lenders.

         "Subsidiary" means (x) when used with reference to the Parent, any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Parent, by one or more of such Subsidiaries, or by the Parent and one or more of such Subsidiaries and (y) when used with reference to any Borrower, any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by such Borrower, by one or more of such Subsidiaries, or by the Borrower and one or more of such Subsidiaries.

         "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

         "Term Credit" is defined in the introductory paragraph hereof.

         "Term Credit Commitments" means the commitments of the Lenders to make the Term Credit Loan in the amounts set forth opposite their signatures hereto under the heading "Term Credit Commitment" and opposite their signatures on Assignment Agreements delivered pursuant to Section 12.15 hereof under the heading "Term Credit Commitment", as such amounts may be reduced pursuant hereto. The Term Credit Commitments are $15,000,000 as of the date hereof.

         "Term Credit Loan" is defined in Section 1.2 hereof.

         "Term Credit Notes" is defined in Section 1.4 hereof.

         "Termination Date" means (x) December 31, 2003, or (y) if earlier, such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Sections 3.4, 9.2 or 9.3 hereof, or (z) if later, such later date to which the Revolving Credit Commitments are extended pursuant to Section 11.14 hereof.

         "Term Notes" is defined in Section 1.2 hereof.

         "Total Funded Debt" means, at any time the same is to be determined, the aggregate of all Indebtedness of the Parent and its Subsidiaries at such time, plus all Indebtedness of any other Person which is directly or indirectly guaranteed by the Parent or any of its Subsidiaries or which the Company of any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Parent or any of its Subsidiaries has otherwise assured a creditor against loss.

         "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

         "Voluntary Conversion Term Loans" is defined in Section 1.1(d) hereof.

         "Voluntary Conversion Term Notes" is defined in Section 1.1(d) hereof.

         "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

         "Wholly Owned Subsidiary" means (x) when used with reference to the Parent, a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Parent and/or one or more Wholly Owned Subsidiaries within the meaning of this definition and (y) when used with reference to any Borrower, a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by such Borrower and/or one or more Wholly Owned Subsidiaries within the meaning of this definition.

         Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

         Section 5.3. Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in generally accepted accounting principles from those used in the preparation of the financial statements referred to in Section 6.4 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Parent or the Required Lenders may by notice to the Lenders and the Parent, respectively, require that the Lenders and the Parent negotiate in good faith to amend such covenant, standard and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Parent and its Subsidiaries shall be the same as if such change had not been made. No delay by the Parent or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Without limiting the generality of the foregoing, the Parent shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.




SECTION 6.               REPRESENTATIONS AND WARRANTIES.

         The Parent and each Borrower represents and warrants to the Lenders as follows (provided that each Borrower is making such representations and warranties only as to itself and its Subsidiaries):

         Section 6.1. Organization and Qualification. (i) The Parent is duly organized, validly existing and in good standing as a corporation under the laws of the State of Georgia, (ii) Morton is duly organized, validly existing and in good standing as a corporation under the laws of the State of Illinois and (iii) Morton North Carolina is duly organized, validly existing and in good standing as a corporation under the laws of the State of North Carolina, and each has full and adequate corporate power to own its Property and carry on its business as now conducted. Each of the Parent and the Borrowers is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying unless and to the extent that the failure to be so licensed or qualified or to be in such good standing would not have any material adverse effect on the financial condition, Properties, business, or operations of the Parent, Morton or Morton North Carolina or in the ability of any of them to perform or the Agent's ability to enforce performance of the obligations of any of them under the Loan Documents. The Parent and each Borrower has full right and authority to enter into this Agreement, to obtain (in the case of each Borrower) the credit herein provided for, to issue (in the case of each Borrower) its Notes in evidence of the borrowings herein provided for, to execute and deliver each Loan Document delivered by it, and to perform each and all of the matters and things therein provided for; and the Loan Documents do not, nor does the performance or observance by the Parent or any Borrower of any of the matters and things therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Parent or any Borrower or any charter or by-law provision of the Parent or any Borrower or any covenant, indenture or agreement of or affecting the Parent or any Borrower or any of their respective Properties, or result in the creation or imposition of any Lien on any Property of the Parent or any Borrower.

         Section 6.2. Non-Borrowing Subsidiaries. Each Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and carry on its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying unless and to the extent that the failure to be so licensed or qualified or to be in such good standing would not have any material adverse effect on the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole or, in the case of a Borrower, in its ability to perform or the Agent's ability to enforce performance of such Borrower's obligations under the Loan Documents. Each Guarantor has full right, power and authority to execute and deliver each Loan Document delivered by it and to observe and perform each and all of the matters and things therein provided for, and the Loan Documents do not, nor will the performance or observance by any Guarantor of any of the matters and things therein provided for, contravene any provision of law or any charter or by-law provision of any Guarantor or any covenant, indenture or agreement of or affecting the Parent or any Subsidiary or any of their respective Properties or require any governmental approval or consent. Schedule 6.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Parent and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on
Schedule 6.2 as owned by the Parent or a Subsidiary are owned, beneficially and of record, by the Parent or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

             Section 6.3. Margin Stock. Neither the Parent nor any Borrower nor any of their respective Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or Letter of Credit issued hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

             Section 6.4. Financial Reports. The consolidated balance sheet of Morton and its Subsidiaries as at June 30, 1997 and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Clifton Gunderson L.L.C., independent public accountants, and the unaudited interim consolidated balance sheet of Morton and its Subsidiaries as at September 30, 1997, and the related consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for the three (3) months then ended, heretofore furnished to the Lenders, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Parent nor any Borrower nor any of their respective Subsidiaries has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof. Since June 30, 1997, or if later, the date as of which were prepared the most recent financial statements for Morton or the Parent, as the case may be, furnished pursuant to Section 8.5(a) or (b) hereof, there has been no material adverse change in the condition (financial or otherwise) or business prospects of the Parent and its Subsidiaries taken as a whole.

             Section 6.5. Full Disclosure. The statements and information furnished to the Agent and the Lenders in connection with the negotiation of this Agreement and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained therein or herein not misleading, the Lenders acknowledging that as to any projections furnished to any Lender, the Parent and the Borrowers only represent that the same were prepared on the basis of information and estimates the Parent and the Borrowers believed to be reasonable.

             Section 6.6. Good Title. The Parent, each Borrower and their respective Subsidiaries have good and defensible title to their respective material assets as reflected on the most recent consolidated balance sheet of the Parent and its Subsidiaries furnished to the Lenders (except for sales of assets by the Parent, such Borrower and such Subsidiaries in the ordinary course of their respective businesses), subject to no Liens other than such thereof as are permitted by Section 8.12 hereof.

             Section 6.7. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Parent or any Borrower threatened, against the Parent, such Borrower or any of their respective Subsidiaries which if adversely determined would result in any material adverse change in the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole.

             Section 6.8. Taxes. All tax returns with respect to any income tax or other material tax required to be filed by the Parent or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Parent or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Parent does not know of any proposed additional tax assessment against any subsidiary for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Parent and each Subsidiary have been made for all open years, and for its current fiscal period.

             Section 6.9. Approvals. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Parent or any other Person, is or will be necessary to the valid execution, delivery or performance by the Parent and the Borrowers of this Agreement, the Applications or the Notes.

            Section 6.10. Affiliate Transactions. Neither the Parent nor any Borrower nor any of their respective Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are less favorable to the Parent, such Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

            Section 6.11. Investment Company; Public Utility Holding Company. Neither the Parent nor any Borrower nor any of their respective Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

            Section 6.12. ERISA. The Parent and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Parent nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

            Section 6.13. Compliance with Laws. The Parent, each Borrower and their respective Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Parent, such Borrower or any such Subsidiary (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes or substances), non-compliance with which would reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole. Neither the Parent nor any Borrower nor any of their respective Subsidiaries has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action would reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole.

            Section 6.14. Other Agreements. Neither the Parent nor any Borrower nor any of their respective Subsidiaries is in default under the terms of any covenant, indenture or agreement of or affecting the Parent, such Borrower or any such Subsidiary or any of their Properties, which default would have a material adverse effect on the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole.

            Section 6.15. Merger Documents. The Borrowers heretofore caused Morton Holding to deliver to each Lender true and correct copies of the Merger Documents and all exhibits thereto and the same have not been amended or modified in any respect. Morton Holding has all necessary corporate right, power and authority to consummate the Merger and other transactions contemplated by the Merger Documents and to perform and observe all of its obligations thereunder. Morton Holding is not in default in any material respect of any of its obligations under the Merger Documents.




SECTION 7.               CONDITIONS PRECEDENT.

         The obligation of the Lenders to make any Loan or of the Agent to issue any Letter of Credit under this Agreement is subject to the following conditions precedent:

             Section 7.1. All Advances. As of the time of the making of each Loan and the issuance of each Letter of Credit (including the initial Loan and the initial Letter of Credit) hereunder:

                   (a) each of the representations and warranties set forth in
         Section 6 hereof and the Applications shall be true and correct in all material respects as of such time, except to the extent the same relate expressly to an earlier date;

                   (b) the Parent and each Borrower shall be in compliance with all of the terms and conditions hereof, and no Default or Event of Default shall have occurred and be continuing hereunder;

                   (c) after giving effect to such extension of credit to the relevant Borrower, (i) the aggregate principal amount of all Revolving Loans and L/C Obligations outstanding under the Revolving Credit shall not exceed the Revolving Credit Commitments then in effect;

                   (d) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Agent or any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; and

                   (e) in the case of the issuance of any Letter of Credit, the Agent shall have received a properly completed Application therefor and, in the case of an extension or increase in the amount of the Letter of Credit, the Agent shall have received a written request therefor, in a form acceptable to the Agent, with such Application or written request, in each case to be accompanied by the fees required by this Agreement.

         Each Borrower's request for any Loan or for any Letter of Credit, shall constitute its warranty to the Agent and the Lenders on the date such credit is to be extended as to the facts specified in paragraphs (a) and (b) of this Section.

             Section 7.2. Initial Advance. Prior to the making of the initial Loan or the issuance of the initial Letter of Credit hereunder, the following conditions precedent shall also have been satisfied:

                   (a) the Agent shall have received the following for the account of the Lenders (each to be properly executed and completed) and the same shall have been approved as to form and substance by the
         Lenders:

                            (i)     the Notes;

                           (ii)     the Guaranties;

                          (iii) the Collateral Documents and the UCC financing statements requested by the Agent in connection therewith;

                           (iv) a mortgagee's policy of title insurance (or a
                  binding commitment therefor) for the Mortgage insuring the Lien thereof in the amount of $7,500,000 to be a valid first lien subject to no defects or objections which are unacceptable to the Agent, together with endorsements (including, without limitation, a revolving credit endorsement and a comprehensive endorsement) as the Agent may require;

                            (v) an ALTA survey prepared by a licensed surveyor
                  on each parcel of real property subject to the lien of the Mortgage, which survey shall also state whether or not any portion of the real property is in a designated flood hazard area;

                           (vi) a report of an independent firm of environmental
                  engineers acceptable to the Agent concerning the environmental hazards and matters with respect to the parcels of real property subject to the lien of the Mortgage;

                          (vii) certified copies of resolutions of the Board of
                  Directors of the Parent, each Borrower and each Guarantor authorizing the execution and delivery of the Loan Documents delivered by them and indicating the authorized signers of such Loan Documents;

                         (viii) copies of the articles of incorporation and
                  by-laws of the Parent, each Borrower and each Guarantor certified as true and correct by the Secretary or other appropriate officer of the Parent, such Borrower or such Guarantor, as the case may be;

                           (ix) a good standing certificate for the Parent, each
                  Borrower and Guarantor, dated as of a date no earlier than thirty days prior to the date hereof, from the appropriate governmental office in the jurisdiction of its incorporation;

                            (x) an incumbency certificate containing the name,
                  title and genuine signatures of the Borrowers' Authorized Representatives;

                           (xi) certified copies of the Merger Documents,
                  together with all exhibits and attachments thereto; and

                          (xii) payoff letters from Connecticut General Life
                  Insurance Company and CIGNA Mezzanine Partners III, L.P. (collectively, "Cigna") and Fleet Capital Corporation ("Fleet") which contain Cigna's and Fleet's promise to release their respective Liens on all assets of any of the Borrowers upon its receipt of the payoff amount specified therein; and

                   (b) the Agent shall have received for the account of and addressed to the Lenders the favorable written opinion of counsel for the Parent and the Borrowers and certain Guarantors in the form attached hereto as Exhibit H;

                   (c) the Merger shall have occurred subject to no conditions subsequent which have not yet been satisfied except for the Lenders' funding out of the initial Loans of not more than $25,000,000 of the merger price therefor and the Agent shall have received evidence satisfactory to it of the foregoing;

                   (d) the Agent shall have received for itself and for the Lenders the initial fees called for hereby;

                   (e) each Lender shall have received a pro forma balance sheet of the Parent and its Subsidiaries as of and immediately after giving effect to the Merger and such other valuations and certifications, as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Parent and of each Borrower and their respective Subsidiaries, and the lack of material contingent liabilities of the Parent, each Borrower and their respective Subsidiaries;

                   (f) the Agent shall have received a Compliance Certificate showing a pro forma computation (after giving effect to the Merger) of the calculations contained therein (other than the Fixed Charge Coverage Ratio) as of the close of the most recently completed fiscal quarter of the Parent, such pro forma computation to be in form and substance reasonably satisfactory to the Agent and otherwise in reasonable detail;

                   (g) the Liens granted to the Agent under the Collateral Documents shall have been perfected in a manner satisfactory to each Lender and its counsel; and

                   (h) the Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates and opinions as the Agent or the Lenders may reasonably request.




SECTION 8.               COVENANTS.

         The Parent and each Borrower agrees that, so long as any Loans, Letters of Credit or Commitments are available to or in use by any Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Lenders and except that each Borrower is making such agreements only as to itself and its
Subsidiaries:

             Section 8.1. Maintenance of Business. The Parent and each Borrower shall, and shall cause each of their respective Subsidiaries to, preserve and keep in force and effect its corporate existence (except to the extent such existence terminates in mergers and consolidations permitted by Section 8.16 hereof) and all licenses, permits and franchises necessary to the proper conduct of its business.

             Section 8.2. Maintenance of Property. The Parent and each Borrower will maintain, preserve and keep those of its Properties material to its business in good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, and will cause each of their respective Subsidiaries to do so in respect of Property owned or used by it.

             Section 8.3. Taxes and Assessments. The Parent and each Borrower will duly pay and discharge, and will cause each of their respective Subsidiaries to duly pay and discharge, all federal and other material taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

             Section 8.4. Insurance. The Parent and each Borrower will insure and keep insured, and will cause each of their respective Subsidiaries to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Parent and each Borrower will insure, and cause each of their respective Subsidiaries to insure, such other hazards and risks (including employers' and public liability risks) with other good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Parent and each Borrower will upon request of the Agent furnish a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

             Section 8.5. Financial Reports. The Parent and each Borrower will, and will cause each of their respective Subsidiaries to, maintain a standard system of accounting in accordance with GAAP, will permit the Agent, each Lender and their representatives to visit and inspect the properties and assets (including books and records) of the Parent, such Borrower and their respective Subsidiaries at all reasonable times and will furnish to the Agent, each Lender and their duly authorized representatives such information respecting the business and financial condition of the Parent, such Borrower and their respective Subsidiaries as the Agent or such Lender may reasonably request; and without any request, the Parent will furnish to the
Lenders:

                   (a) as soon as available, and in any event within 45 days after the close of each quarterly fiscal period of the Parent, a copy of the balance sheet and statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for such period, all prepared on a consolidated basis and in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Parent in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes) and certified to by the chief financial officer of the Parent;

                   (b) as soon as available, and in any event within 90 days after the close of each fiscal year of the Parent, a copy of the consolidated balance sheet of the Parent and its Subsidiaries as of the close of such fiscal year and the consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for such period, and accompanying notes thereto, all in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Clifton Gunderson L.L.C. or another firm of independent public accountants of recognized national standing, selected by the Parent and satisfactory to the Required Lenders, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Parent and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

                   (c) if any Lender so requests, the Parent or any Borrower, not later than 10 days after receipt thereof, a copy of any management letters on internal accounting controls of the Parent or any Subsidiary prepared by its independent public accountants;

                   (d) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Parent sends to its shareholders, and copies of all other regular, periodic and special reports (other than SEC Form 3, Form 4, Form 5, Form S-8 or similar administrative reports) and all registration statements the Parent files with the Securities and Exchange
         Commission or any successor thereto, or with any national securities exchanges; and

                   (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Parent or any Borrower, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Parent or any Subsidiary which, if adversely determined, would have a material adverse effect on the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole or of the occurrence of any Default or Event of Default hereunder.

         Each of the financial statements furnished to the Lenders pursuant to clauses (a) and (b) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit E signed by the chief financial officer of the Parent to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default is continuing as of the close of the period covered by such statements or, if any such Default or Event of Default is continuing as of the close of such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent or any Borrower to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 8.6, 8.7, 8.8, 8.9 and 8.10 of this Agreement.

         The Parent and Borrowers will, and will cause each Subsidiary to, permit the Agent, the Lenders and their duly authorized representatives to visit and inspect any of the Properties of the Parent, the Borrowers and their respective Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Parent and Borrowers authorize such accountants to discuss with the Lenders (and such Persons as any Lender may designate) the finances and affairs of the Parent, the Borrowers and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

             Section 8.6. Interest Coverage Ratio. The Parent will, as of the last day of each fiscal quarter of the Parent, maintain an Interest Coverage Ratio of not less than 2.50 to 1.0.

             Section 8.7. Leverage Ratio. The Parent will at all times maintain its Leverage Ratio at not more than (i) 3.5 to 1.0 from the date hereof through and including the third fiscal quarter of the Parent's fiscal year 2000 and (ii)
3.0 to 1.0 at all times thereafter.

             Section 8.8. Net Worth. The Parent will, as of the last day of each fiscal quarter of the Parent, maintain its Net Worth at not less than the Minimum Required Amount. For purposes of this Section 8.8, the term "Minimum Required Amount" shall mean $1,250,000 through March 30, 1998 and shall increase (but never decrease) as of March 31, 1998 and as of the close of each fiscal quarter of the Parent by sixty percent (60%) of Consolidated Net Income (if positive) for the fiscal quarter of the Parent then ended.

             Section 8.9. Fixed Charge Coverage Ratio. The Parent will, as of the last day of each fiscal quarter of the Parent, maintain the Fixed Charge Coverage Ratio at not less than 1.25 to 1.0.

            Section 8.10. Capital Expenditures. The Parent will not, nor will it permit any Subsidiary to, expend during any fiscal year, or (without duplication) become obligated to expend during such fiscal year, in each case for Capital Expenditures (including any Greenfield Expenses) an aggregate amount in excess of $8,000,000 for the Parent and its Subsidiaries taken together.

            Section 8.11. Indebtedness. The Parent and each Borrower will not, nor will it permit any of their respective Subsidiaries to, issue, incur, assume, create or have outstanding any Indebtedness; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

                   (a) the Obligations;

                   (b) purchase money indebtedness and Capitalized Lease Obligations secured by Liens permitted by Section 8.12(d) hereof in an aggregate amount which does not exceed $5,000,000 at any one time outstanding;

                   (c) intercompany borrowings by and from the Parent and its Subsidiaries;

                   (d) indebtedness secured by Liens permitted by Section 8.12(e) hereof in an aggregate amount which does not exceed $1,000,000 at any one time outstanding;

                   (e) non-compete payments owing by Morton to Roland Lender and Lee Hinnen aggregating not more than $500,000;

                   (f) non-compete payments owing to sellers as part of the consideration due them for Permitted Acquisitions;

                   (g) unsecured Subordinated Debt; and

                   (h) unsecured indebtedness not otherwise permitted by this
         Section 8.11 provided the aggregate amount at any one time outstanding does not exceed $100,000.

            Section 8.12. Liens. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, create, incur or permit to exist any Lien of any kind on any Property owned by the Parent, such Borrower or any such Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

                   (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Parent, any Borrower or any of their respective Subsidiaries is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

                   (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

                   (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Parent and its Subsidiaries secured by a pledge of assets permitted under this clause, including interest and penalties thereon, if any, shall not be in excess of $250,000 at any one time outstanding;

                   (d) Liens securing indebtedness permitted by Section 8.11(b) hereof in respect of Property now owned or hereafter acquired by the Parent, any Borrower or any of their respective Subsidiaries (not extending to any other Property), or Liens on Property so acquired (not extending to any other Property) existing at the time of acquisition thereof, or renewals, extensions and refundings of any such Liens (not extending to any other Property);

                   (e) any Lien existing on any Property (other than (i) shares of stock in any Subsidiary, (ii) receivables, inventory and similar working capital assets and (iii) patents, trademarks and similar intangibles) prior to the acquisition thereof by the Parent or any

         Subsidiary, provided that such Lien is not created in contemplation of or in connection with such acquisition;

                   (f) the Liens described on Schedule 8.12 hereof; and

                   (g) with respect to real property, easements, rights of way, reservations and other minor defects or irregularities in title which do not materially impair the use thereof for the purposes for which it is held by the Parent, any Borrower or any of their respective Subsidiaries.

            Section 8.13. Investments, Loans, Advances and Guaranties. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

                   (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

                   (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

                   (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

                   (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

                   (e) intercompany loans and advances by and from the Parent and its Subsidiaries;

                   (f) Permitted Acquisitions; and

                   (g) the Guaranties.

         In determining the amount of investments, loans, advances and guarantees permitted under this Section, investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein); loans and advances shall be taken at the principal amount thereof then remaining unpaid; and guarantees shall be taken at the amount of obligations guaranteed thereby.

            Section 8.14. Leases. (a) Sales and Leasebacks. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any arrangement with any bank, insurance company or any other lender or investor providing for the leasing by the Parent, such Borrower or any such Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor.

                   (b) Operating Leases. The Parent and Borrowers shall not, nor shall they permit any of their Subsidiaries to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Parent or any of its Subsidiaries have the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by the Parent and its Subsidiaries under all such leases and similar arrangements would exceed $5,000,000 during any fiscal year of the Parent. Capital Leases shall not be included in computing compliance with this Section to the extent the Parent's and its Subsidiaries' liability in respect of the same is permitted by Section 8.11(b) hereof.

            Section 8.15. Dividends and Certain Other Restricted Payments. The Parent will not (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock; provided, however, that the foregoing shall neither apply to nor operate to prevent the Parent's expenditure of up to $63,000 in the aggregate to redeem fractional shares of its common stock resulting from a previous reverse stock split at the Parent.

            Section 8.16. Mergers, Consolidations and Sales. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of any operating unit or division or any rights to any trade name or similar intangible or all or any substantial part of its Property (except for sales of inventory in the ordinary course of business), or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that:

                   (a) any Subsidiary of the Parent (including any corporation which immediately after giving effect to an Acquisition permitted by
         Section 8.17 hereof becomes such a Subsidiary, but in any event excluding the Borrowers) may merge or consolidate with or into the Parent, Morton or any Wholly Owned Subsidiary of Morton; provided that in any such merger or consolidation involving the Parent or a Borrower, the Parent or such Borrower (as the case may be) shall be the surviving or continuing corporation, or, in the case of any other merger or consolidation of a Subsidiary (whether of the Parent or a Borrower) and a Wholly Owned Subsidiary of the Parent or any Borrower, such Wholly Owned Subsidiary shall be the continuing or surviving corporation; and provided, further, that, in the case of such a merger or consolidation involving a Guarantor, the net worth of the continuing or surviving corporation shall not be less than the net worth of such Guarantor immediately prior to such merger or consolidation;

                   (b) any Subsidiary may in the ordinary course of its business sell, lease or otherwise dispose of all or any substantial part of its equipment to the Parent, Morton or any Wholly Owned Subsidiary of the Company; and

                   (c) the Parent may merge with a Wholly Owned Subsidiary incorporated in Delaware solely for the purpose of changing the Parent's state of incorporation to Delaware, with such Wholly Owned Subsidiary surviving such merger, provided that:

                            (i) at the time of such  merger,  no Default or
                  Event of Default  shall occur or be continuing;

                           (ii) such Wholly Owned Subsidiary shall have
                  acknowledged in writing (in form and substance reasonably satisfactory to the Agent and Required Lenders) its assumption of all the Parent's obligations under the Loan Documents to the same extent, with the same force and effect, as if such Wholly Owned Subsidiary were originally the Parent identified and defined therein;

                          (iii) the Agent shall have received an opinion of
                  counsel of the Parent, and such other assurances that the Agent or Required Lenders shall reasonably require, to confirm that such merger has been effected in accordance with all applicable laws and that the foregoing conditions set forth in this subsection (c) have been satisfied; and

                           (iv) such merger shall have no adverse effect on the
                  financial condition Properties, business or operations the Parent, Morton or Morton North Carolina or in the ability of any of them to perform or the Agent's ability to enforce performance of the obligations of any of them under the Loan Documents.

The term "substantial" as used herein shall mean the sale, transfer, lease or other disposition in any fiscal year of five percent (5%) or more of the Properties of the Parent and its Subsidiaries taken as a whole.

            Section 8.17. Acquisitions. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, make or commit to make any Acquisitions; provided, however, that the Parent, any Borrower and their respective Wholly Owned Subsidiaries may make Acquisitions of assets located primarily in the United States used or useful in a business similar or related to the business of the Parent, such Borrower or such Subsidiary (or Acquisitions of the capital stock of a corporation engaged primarily in such a business if (a) the corporation's primary operations are in the United States and (b) immediately after giving effect to such Acquisition, the corporation so acquired becomes a Subsidiary) if and only if: (i) the Parent or any Borrower has, prior to committing to the acquisition, notified the Lenders thereof and demonstrated to the satisfaction of the Lenders that no Default or Event of Default shall occur or be continuing at the time of or after giving effect to the Acquisition in question, (ii) the board of directors or other governing body of such Person whose Property, or voting stock or other interests in which, are being so acquired has approved the terms of such Acquisition, (iii) the Parent shall have delivered to the Lenders an updated Schedule 6.2 to reflect any new Subsidiary resulting from such Acquisition, (iv) the aggregate amount expended by the Parent and its Subsidiaries as consideration for such Acquisition (and in any event (1) including as such consideration, any Indebtedness assumed or incurred as a result of such Acquisition, and (2) excluding as such consideration, any equity securities issued by the Parent as consideration for such Acquisition), when taken together with the aggregate amount expended as consideration (including Indebtedness and excluding equity securities as aforesaid) for all other Acquisitions permitted under this Section 8.18 during the then twelve most recently completed calendar months does not exceed $15,000,000, (v) the Parent or any Borrower has informed the Lenders of such Acquisition at least ten (10) Business Days in advance of its closing and promptly informed the Lenders of any terms and conditions applicable to the Acquisition which the Parent or any Borrower in good faith believe are material,
(vi) the Parent can demonstrate on a pro forma basis after giving effect to such Acquisition that (x) the Leverage Ratio (such pro forma calculation of the Leverage Ratio to be made on the basis of the information contained in the then most recent Compliance Certificate required to be submitted to each Lender with the following adjustments: (i) Total Funded Debt shall include all indebtedness incurred directly or indirectly to finance such Acquisition and (ii) EBITDA shall be computed as if such Acquisition had occurred at the commencement of the four-quarter period with reference to which the Leverage Ratio is being calculated) is less than 3.0 to 1.0 and (y) the Parent will continue to comply through the term of this Agreement with Sections 8.6, 8.7, 8.9 and 8.10 of this Agreement (the Borrowers to be liable to reimburse the Agent and Lenders for their reasonable out-of-pocket costs of conducting due diligence to verify such demonstration), (vii) at least ten (10) Business Days in advance of the closing of such Acquisition, the Parent or any Borrower have provided to the Lenders such financial and other information regarding the Person whose Property or capital stock is being so acquired, including financial statements, and a description of such Person, as the Agent or any Lender may reasonably request and (viii) after giving effect to such Acquisition, the Revolving Loans and L/C Obligations are at least $5,000,000 below the Revolving Credit Commitments then in effect. Capital Expenditures for Property in compliance with Section 8.10 hereof shall not be considered Acquisitions subject to this Section.

            Section 8.18. Maintenance of Subsidiaries. The Parent and each Borrower will not assign, sell or transfer, or permit any of their respective Subsidiaries to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary, provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary.

            Section 8.19. Formation of Subsidiaries. In the event any Subsidiary is formed or acquired after the date hereof, the Borrowers shall within thirty
(30) Business Days thereof (x) furnish an update to Schedule 6.2 hereof to reflect such new Subsidiary and (y) cause such newly-formed or acquired Subsidiary to execute a Guaranty and execute such Collateral Documents to the extent required by Section 4 hereof (on terms substantially similar to those executed in connection with this Agreement) as the Agent may then require granting the Agent for the benefit of the Lenders a security interest in and lien on the personal property of such Subsidiary as collateral security for the Notes and the other Obligations, together with documentation (including a legal opinion) similar to that described in Section 7.2 hereof relating to the authorization for, execution and delivery of, and validity of such Subsidiary's obligations as a Guarantor hereunder and otherwise under its Loan Documents in form and substance satisfactory to the Agent and such other instruments, documents, certificates and opinions as are required by the Agent in connection therewith.

            Section 8.20. ERISA. The Parent and each Borrower will, and will cause each of their respective Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any material portion of its Properties. The Parent and each Borrower will, and will cause each of their respective Subsidiaries to, promptly notify the Lenders of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Parent, any Borrower or any of their respective Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Parent, such Borrower or any such Subsidiary with respect to any post-retirement Welfare Plan benefit.

            Section 8.21. Compliance with Laws. The Parent and each Borrower will, and will cause each of their respective Subsidiaries to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to the Properties or business operations of the Parent, such Borrower or any such Subsidiary, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Parent and its Subsidiaries taken as a whole or would reasonably be expected to result in a Lien upon any of their Property.

            Section 8.22. Burdensome Contracts With Affiliates. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly Owned Subsidiaries) on terms and conditions which are less favorable to the Parent, such Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

            Section 8.23. Changes in Fiscal Year. Except to change (with notice to the Lenders) its fiscal year to correspond with the calendar year, neither the Parent nor any Borrower nor any of their respective Subsidiaries will change its fiscal year from its present basis without the prior written consent of the Required Lenders.

            Section 8.24. Change in the Nature of Business. The Parent and each Borrower will not, and will not permit any of their respective Subsidiaries to, engage in any business or activity if as a result the general nature of the business of the Parent, such Borrower or any such Subsidiary would be changed in any material respect from the general nature of the business engaged in by the Parent, such Borrower or such Subsidiary on the date of this Agreement.

            Section 8.25. Use of Loan Proceeds. The Borrowers will use the Revolving Credit solely to refinance currently outstanding Indebtedness, to finance general corporate needs and to finance the Permitted Acquisitions. The Borrower will use the Term Loans solely to refinance currently outstanding Indebtedness.

SECTION 9.        EVENTS OF DEFAULT AND REMEDIES.

             Section 9.1. Any one or more of the following shall constitute an Event of Default hereunder:

                   (a) default in the payment when due of all or any part of the principal of any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or default in the reimbursement when due of amounts drawn under a Letter of Credit; or

                   (b) default for five (5) days or more in the payment when due of all or any part of interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other amount payable by the Parent or any Borrower hereunder or under any Application; or

                   (c) default in the observance or performance of any covenant set forth in Sections 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.15,
         8.16, 8.17, 8.18 or 8.25 hereof; or

                   (d) default in the observance or performance of any covenant set forth in Section 8.5 hereof which is not remedied within ten (10) days after written notice thereof to any Borrower by the Agent or any Lender; or

                   (e) default in the observance or performance of any other provision hereof or of any Application which is not remedied within thirty (30) days after written notice thereof to any Borrower by the Agent or any Lender; or

                   (f) any representation or warranty made by the Parent or any Borrower herein or in any Application, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan made or Letter of Credit issued hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

                   (g) any Guaranty shall for any reason not be or shall cease to be in full force and effect, or any Guarantor shall purport to disavow, revoke, repudiate or terminate its Guaranty; or

                   (h) default shall occur under any evidence of Indebtedness aggregating $1,000,000 or more issued, assumed or guaranteed by the Parent or any Subsidiary or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated) or any such Indebtedness shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

                   (i) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $250,000 shall be entered or filed against the Parent or any of its Subsidiaries or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

                   (j) the Parent or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $250,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $250,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Parent or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Parent or any member of its Controlled Group to enforce
         Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

                   (k) the Parent or any Subsidiary makes any payment or other distribution on account of the principal of or interest on any indebtedness which payment or other distribution is prohibited under the terms of any instrument subordinating such indebtedness to the Notes or the Borrowers' other obligations hereunder;

                   (l) either Borrower shall cease at any time and for any reason to be a Wholly Owned Subsidiary of the Parent;

                   (m)     a Change of Control shall occur; or

                   (n) the Parent or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.1(p) hereof; or

                   (o) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any of its Subsidiaries or any substantial part of any of their Property, or a proceeding described in Section 9.1(n)(v) shall be instituted against the Parent or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

             Section 9.2. When any Event of Default described in clauses (a) through (m), both inclusive, of Section 9.1 has occurred and is continuing, the Agent shall, upon request of the Required Lenders, by notice to any Borrower, take either or both of the following actions:

                   (a) terminate the obligations of the Lenders to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

                   (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other amounts payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

             Section 9.3. When any Event of Default described in clauses (n) or
(o) of Section 9.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other amounts payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

             Section 9.4. When any Event of Default, other than an Event of Default described in subsections (n) or (o) of Section 9.1, has occurred and is continuing, the relevant Borrower shall, upon demand of the Agent (which demand shall be made upon the request of the Required Lenders), and when any Event of Default described in subsections (n) or (o) of Section 9.1 has occurred the relevant Borrower shall, without notice or demand from the Agent, immediately pay to the Agent the full outstanding amount of each Letter of Credit (such amount to be held as cash collateral for the applicable Borrower's obligations in respect of the Letters of Credit), the relevant Borrower agreeing to immediately make each such payment and acknowledging and agreeing the Agent and the Lenders would not have an adequate remedy at law for failure of the relevant Borrower to honor any such demand and that the Agent shall have the right to require the relevant Borrower to specifically perform such undertaking whether or not any draws had been made under any such Letter of Credit.




SECTION 10.     THE AGENT.

            Section 10.1. Appointment and Authorization. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the Guaranties and the Applications as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Agent or any of the Lenders except as expressly set forth herein. The Agent may resign at any time by sending twenty (20) days prior written notice to any Borrower and the Lenders and may be removed by the Required Lenders upon twenty (20) days prior written notice to any Borrower and the Lenders. In the event of any such resignation or removal the Required Lenders may appoint a new agent after consultation with any Borrower, which shall succeed to all the rights, powers and duties of the Agent hereunder and under the Guaranties and Applications. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) each Borrower shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Agent's rights in the Guaranties and Applications shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.

            Section 10.2. Rights as a Lender. The Agent has and reserves all of the rights, powers and duties hereunder and under its Notes and the Guaranties and Applications as any Lender may have and may exercise the same as though it were not the Agent and the terms "Lender" or "Lenders" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Lender.

            Section 10.3. Standard of Care. The Lenders acknowledge that they have received and approved copies of the Guaranties and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent makes no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Notes or the Guaranties or of any other documents called for hereby or thereby. Neither the Agent nor any director, officer, employee, agent or representative thereof shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the Guaranties or Applications or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the Guaranties or Applications by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Borrowers or the Parent), unless it has actual knowledge of the untruthfulness of same. The Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care except for the gross negligence or willful misconduct of its employees. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Lender. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such owner in form satisfactory to the Agent. Each Lender acknowledges that it has independently and without reliance on the Agent or any other Lender and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Borrowers. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Borrowers and the Agent shall have no liability to any Lender with respect thereto.

            Section 10.4. Costs and Expenses. Each Lender agrees to reimburse the Agent for all costs and expenses suffered or incurred by the Agent in performing its duties hereunder and under the Guaranties and Applications, or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby, to the extent that the Agent is not promptly reimbursed for same by the Parent or any Borrower, all such costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their respective Commitments. If any Lender fails to reimburse the Agent for such Lender's share of any such costs and expenses, such costs and expenses shall be paid pro rata by the remaining Lenders, but without in any manner releasing the defaulting Lender from its liability hereunder.

            Section 10.5. Indemnity. The Lenders, to the extent not prohibited by applicable law, shall ratably indemnify and hold the Agent, and its directors, officers, employees, agents or representatives harmless from and against any liabilities, losses, costs and expenses suffered or incurred by them hereunder or under the Guaranties or Applications or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the relevant Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. If any Lender defaults in its obligations hereunder, its share of the obligations shall be paid pro rata by the remaining Lenders, but without in any manner releasing the defaulting Lender from its liability hereunder.


SECTION 11.    JOINT AND SEVERAL LIABILITY AND GUARANTIES.

            Section 11.1. Joint and Several Liability and Guaranties. To induce the Lenders to provide the credit described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, the Parent, each Subsidiary party hereto and each Subsidiary which executes and delivers a Guaranty (the Parent and each such Subsidiary being hereinafter referred to individually as a "Guarantor" and collectively as the "Guarantors") hereby unconditionally and irrevocably guarantee jointly and severally to the Agent, the Lenders and each other holder of any of the Obligations, and each Borrower hereby unconditionally and irrevocably agrees to be jointly and severally liable to the Agent, the Lenders and such holders for, the due and punctual payment of all present and future indebtedness of the Borrowers evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Borrowers under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Borrowers punctually to pay any indebtedness or other Obligations guarantied hereby or for which the Borrowers agree hereby to be jointly and severally liable, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrowers.

            Section 11.2. Guaranty Unconditional. The obligations of each Guarantor as a guarantor or joint and several obligor under the Loan Documents, including this Section 11, shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

                   (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Borrower or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

                   (b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

                   (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrowers, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Borrower or of any other Guarantor contained in any Loan Document;

                   (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Agent, any Lender or any other Person, whether or not arising in connection herewith;

                   (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Borrower, any other Guarantor or any other Person or Property;

                   (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of any Borrower, regardless of what obligations of the Borrowers remain unpaid;

                   (g) any invalidity or unenforceability relating to or against any Borrower or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrowers or any other Guarantor of the principal of or interest on any Note or any other amount payable by them under the Loan Documents; or

                   (h) any other act or omission to act or delay of any kind by the Agent, any Lender or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantors under the Loan Documents.

            Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. Each Guarantor's obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Borrowers under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrowers under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or of any Guarantor, or otherwise, each Guarantor's obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

            Section 11.4.    Waivers.

           (a) General. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Lender or any other Person against the Borrowers, another Guarantor or any other Person.

           (b) Subrogation and Contribution. Each Guarantor hereby agrees not to exercise or enforce any right of exoneration, contribution, reimbursement, recourse or subrogation available to such Guarantor against any Person liable for payment of the Obligations, or as to any security therefor, unless and until the full amount owing on the Obligations has been paid and the Commitments have terminated; and the payment by such Guarantor of any amount pursuant to any of the Loan Documents on account of credit extended to any other Borrower shall not in any way entitle such Guarantor to any right, title or interest (whether by way of subrogation or otherwise) in and to any of the Obligations or any proceeds thereof or any security therefor unless and until the full amount owing on the Obligations has been paid and the Commitments have terminated.

            Section 11.5. Limit on Recovery. Notwithstanding any other provision hereof or of the Revolving Credit Notes, the right of recovery against each Guarantor under this Section 11 or against a Borrower on the Notes issued by it shall not (to the extent required by or as may be necessary or desirable to ensure the enforceability against such Guarantor of its obligations hereunder or thereunder in accordance with the laws of the jurisdiction of its incorporation or where it carries on business) exceed (x) the amount which would render such Guarantor's obligations under this Section 11 and the Notes void or voidable under applicable law, including without limitation fraudulent conveyance law minus (y) $1.00.

            Section 11.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Lenders.

            Section 11.7. Benefit to Guarantors. All of the Guarantors are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each Guarantor has a direct impact on the success of each other Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extension of credit hereunder.

            Section 11.8. Guarantor Covenants. Each Guarantor shall take such action as the Parent and the Borrowers are required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Parent and the Borrowers are required by this Agreement to prohibit such Guarantor from taking.




SECTION 12.   MISCELLANEOUS.

            Section 12.1. Holidays. If any payment of principal or interest on any Note or any fee hereunder shall fall due on a day which is not a Business Day, principal together with interest at the rate the Note bears for the period prior to maturity or any fee at the rate such fee accrues shall continue to accrue from the stated due date thereof to and including the next succeeding Business Day, on which the same is payable.

            Section 12.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Agent or any Lender or on the part of any other holder of any
Note in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Agent, each Lender and each other holder of any Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

            Section 12.3. Waivers, Modifications and Amendments. Any provision hereof or of the Notes or the Guaranties may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Required Lenders; provided, however, that without the consent of all Lenders no such amendment, modification or waiver shall increase the amount or extend the terms of any Lender's Commitment or increase the L/C Commitment or reduce the interest rate applicable to or extend the maturity (including any scheduled installment) of its Notes or reduce the amount of the principal or interest or fees to which such Lender is entitled hereunder or release any substantial

(in value) part of the collateral security afforded by the Collateral Documents (except in connection with a sale or other disposition required to be effected by the provisions hereof or of the Collateral Documents) or release any Guarantor or change this Section or change the definition of "Required Lenders" or change the number of Lenders required to take any action hereunder or under the Guaranties. No amendment, modification or waiver of the Agent's protective provisions shall be effective without the prior written consent of the Agent.

            Section 12.4. Costs and Expenses. The Borrowers agree to pay on demand the costs and expenses of the Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or waivers or amendments hereto or thereto, including the fees and expenses of Messrs. Chapman and Cutler, counsel for the Agent, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated), and all costs and expenses (including attorneys' fees), if any, incurred by the Agent, the Lenders or any other holders of a Note in connection with a default under or the enforcement of the Loan Documents or any other instrument or document to be delivered hereunder or thereunder. Each Borrower agrees to pay on demand all costs and expenses for which such Borrower is liable in accordance with the preceding sentence in connection with Letters of Credit issued for such Borrower's account. The Borrowers agree to indemnify and save the Lenders and the Agent harmless from any and all liabilities, losses, costs and expenses (collectively, "indemnified liabilities") incurred by the Lenders or the Agent in connection with any action, suit or proceeding brought against the Agent or any Lender by any Person (but excluding attorneys' fees for litigation solely between the Lenders to which neither the Parent nor any Borrower are a party) which arises out of the transactions contemplated or financed hereby or out of any action or inaction by the Agent or any Lender hereunder or thereunder, except for such thereof as is caused by the gross negligence or willful misconduct of the party seeking to be indemnified. Each Borrower agrees to similarly indemnify and save the Lenders and the Agent harmless from any and all indemnified liabilities as relate to Letters of Credit issued for its account. The provisions of this Section and the protective provisions of Section 2 hereof shall survive payment of the Notes.

            Section 12.5. Documentary Taxes. The Borrowers agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement, the Notes, the Applications, or any Guaranty including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

            Section 12.6. Survival of Representations. All representations and warranties made herein or in any other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

            Section 12.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.3, 2.7, 2.8 and 2.9 hereof, shall survive the termination of this Agreement and the payment of the Notes.

            Section 12.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, in the case of the Parent or the Borrowers, or on the appropriate signature page hereof, in the case of the Lenders and the Agent, or such other address or telecopier number as such party may hereafter specify by notice to the Agent and any Borrower given by United States certified or registered mail or by telecopy. Notices hereunder to the Parent or any Borrower shall be addressed to the name of such Person in care of Morton at:

                 1021 West Birchwood
                 Morton, Illinois  61550-0429
                 Attention: Chief Financial Officer
                 Telephone: (309)266-7176
                 Telecopy:  (309)263-1841

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

            Section 12.9. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

           Section 12.10. Severability of Provisions. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the Notes may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the Notes are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the Notes invalid or unenforceable.

           Section 12.11. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

           Section 12.12. Binding Nature, Governing Law, Etc. This Agreement shall be binding upon the Parent, the Borrowers and their respective successors and assigns, and shall inure to the benefit of the Agent and the Lenders and the benefit of their successors and assigns, including any subsequent holder of an interest in the Notes. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.
 The Borrowers may not assign their rights hereunder without the written consent of the Lenders.

           Section 12.13. Entire Understanding. This Agreement, together with the Notes, constitute the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby except for prior understandings related to fees payable to the Agent upon the initial closing of the transactions contemplated hereby.

           Section 12.14. Participations. Any Lender may, upon the prior written consent of any Borrower (which consent shall not be unreasonably withheld), grant participations in its extensions of credit hereunder to any other bank or other lending institution (a "Participant") provided that (i) no Participant shall thereby acquire any direct rights under this Agreement, (ii) no Lender shall agree with a Participant not to exercise any of such Lender's rights hereunder without the consent of such Participant except for rights which under the terms hereof may only be exercised by all Lenders and (iii) no sale of a participation in extensions of credit shall in any manner relieve the selling Lender of its obligations hereunder.

           Section 12.15. Assignment Agreements. Each Lender may, from time to time upon at least five (5) Business Days' prior written notice to the Agent, assign to other commercial lenders part of its rights and obligations under this Agreement (including without limitation the indebtedness evidenced by the Notes then owned by such assigning Lender, together with an equivalent proportion of its Commitments to make Loans hereunder) pursuant to written agreements executed by such assigning Lender, such assignee lender or lenders, the Parent and the Agent, which agreements shall specify in each instance the portion of the indebtedness evidenced by the Notes which is to be assigned to each such assignee lender and the portion of the Commitments of the assigning Lender to be assumed by it (the "Assignment Agreements"); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender's Commitments, Loans and Notes; (ii) unless the Agent otherwise consents, the aggregate amount of the Commitments, Loans and Notes of the assigning Lender being assigned pursuant to each such assignment (determined as of the effective date of the relevant Assignment Agreement) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000; (iii) the Agent, each Lender originally party hereto and Morton must each consent (such consent to not be unreasonably withheld by any such party), to each such assignment to a party which was not an original signatory of this Agreement (provided no such consent is required from Morton (i) for any assignment to any Lender party hereto, whether an original signatory of this Agreement or a party hereto by reason of an Assignment Agreement, (ii) for any assignment to any Affiliate of any such Lender and (iii) for any such assignment made during the continuance of any Event of Default); and (iv) the assigning Lender must pay to the Agent a processing and recordation fee of $2,500 and any out-of-pocket attorneys' fees and expenses incurred by the Agent in connection with such Assignment Agreement. Upon the execution of each Assignment Agreement by the assigning Lender thereunder, the assignee lender thereunder, the Parent and the Borrowers and the Agent and payment to such assigning Lender by such assignee lender of the purchase price for the portion of the indebtedness of the Borrowers being acquired by it, (i) such assignee lender shall thereupon become a "Lender" for all purposes of this Agreement with Commitments in the amounts set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender hereunder, (ii) such assigning Lender shall have no further liability for funding the portion of its Commitments assumed by such other Lender and (iii) the address for notices to such assignee Lender shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of such Assignment Agreement, the Borrowers shall execute and deliver Notes to the assignee Lender in the respective amounts of its Commitments under the Revolving Credit and Term Credit and new Notes to the assigning Lender in the respective amounts of its Commitments under the Revolving Credit and Term Credit after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Notes" for all purposes of this Agreement.

           Section 12.16. Confidentiality. The Agent and each Lender shall hold in confidence any material nonpublic information delivered or made available to them by the Parent or any Subsidiary. The foregoing to the contrary notwithstanding, nothing herein shall prevent any Lender from disclosing any information delivered or made available to it by the Parent or any Subsidiary
(i) to any other Lender, (ii) to any other Person if reasonably incidental to the administration of the credit contemplated hereby, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority, (v) which has been publicly disclosed other than as a result of a disclosure by the Agent or any Lender which is not permitted by this Agreement,
(vi) in connection with any litigation to which the Agent, any Lender, or any of their respective Affiliates may be a party, along with the Parent, any Subsidiary or any of their respective Affiliates, (vii) to the extent reasonably required in connection with the exercise of any right or remedy under this Agreement, the other L/C Documents or otherwise, (viii) to such Lender's legal counsel and financial consultants and independent auditors, and (ix) to any actual or proposed participant or assignee of all or part of its rights under the credit contemplated hereby provided such participant or assignee agrees in writing to be bound by the duty of confidentiality under this Section to the same extent as if it were a Lender hereunder.

         Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

         Dated as of this 20th day of January, 1998.


                                       MORTON INDUSTRIAL GROUP, INC.

                                       By
                                          Its:__________________________________


                                       MORTON METALCRAFT CO.


                                       By
                                          Its:__________________________________


                                       MORTON METALCRAFT CO. OF NORTH CAROLINA


                                       By
                                          Its:__________________________________

         Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

         Each of the Lenders hereby agrees with each other Lender that if it should receive or obtain any payment (whether by voluntary payment, by realization upon collateral, by the exercise of rights of setoff or banker's lien, by counterclaim or cross action, or by the enforcement of any rights under this Agreement, the Notes, the Guaranties or otherwise) in respect of the obligations of the any Borrower under this Agreement, the Notes and the Guaranties in a greater amount than such Lender would have received had such payment been made to the Agent and been distributed among the Lenders as contemplated by Section 2.4 hereof then in that event the Lender receiving such disproportionate payment shall purchase for cash without recourse from the other Lenders an interest in the obligations of such Borrower to such Lenders arising under this Agreement the Notes, and the Guaranties in such amount as shall result in a distribution of such payment as contemplated by Section 2.4 hereof. In the event any payment made to a Lender and shared with the other Lenders pursuant to the provisions hereof is ever recovered from such Lender, the Lenders receiving a portion of such payment hereunder shall restore the same to the payor Lender, but without interest.

Amount and Percentage of Commitments:

Revolving Credit Commitment:                     HARRIS TRUST AND SAVINGS BANK
$14,000,000 (40%)

Term Credit Commitment:                          By_____________________________
$6,000,000 (40%)                                       Its Vice President

                                                 111 West Monroe Street
                                                 Chicago, Illinois  60603
                                                 Attention:  Agency Services
                                                 Telephone: (312) 461-2359
                                                 Telecopy: (312) 765-1655

                                                 LIBOR Funding Office:
                                                 Nassau Branch
                                                 c/o 111 West Monroe Street
                                                 Chicago, Illinois  60690

Amount and Percentage of Commitments:

Revolving Credit Commitment:                    FIRSTAR BANK MILWAUKEE, N.A.
$7,000,000 (20%)

Term Credit Commitment:                         By______________________________


$3,000,000 (20%)                                     Its________________________

                                                _____________________________
                                                _____________________________
                                                _____________________________
                                                _____________________________
                                                Telephone:  _________________
                                                Telecopy:  __________________




                                                LIBOR Funding Office


                                                _____________________________
                                                _____________________________
                                                _____________________________

Amount and Percentage of Commitments:

Revolving Credit Commitment:                    NATIONAL CITY BANK

$7,000,000 (20%)

Term Credit Commitment:                         By______________________________


$3,000,000 (20%)                                     Its________________________

                                                1900 East Ninth Street
                                                Locator #2094
                                                Cleveland, Ohio 44114-3484
                                                Attention:  Margaret Moek
                                                Telephone:  (216) 575-2577
                                                Telecopy:  (216) 575-2162


                                                LIBOR Funding Office

                                                1900 East Ninth Street
                                                Locator #2094
                                                Cleveland, Ohio 44114-3484

Amount and Percentage of Commitments:

Revolving Credit Commitment:                    THE NORTHERN TRUST COMPANY
$7,000,000 (20%)

Term Credit Commitment:                         By______________________________


$3,000,000 (20%)                                     Its________________________

                                                ________________________________
                                                ________________________________
                                                ________________________________
                                                ________________________________
                                                Telephone:  ___________________
                                                Telecopy:  ____________________


                                                LIBOR Funding Office

                                                _____________________________
                                                _____________________________
                                                _____________________________